UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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General Growth Properties, Inc.
(Name of Registrant as Specified In Its Charter)

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GENERAL GROWTH PROPERTIES, INC.
110 North Wacker Drive
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2014

To our Stockholders:

        The 2014 Annual Meeting of Stockholders of General Growth Properties, Inc. will be held on May 16, 2014 at 9:00 a.m. local time at our principal executive offices located at 110 North Wacker Drive, Chicago, Illinois 60606. At the meeting, our stockholders will consider the following items of business:

  1.
  To elect nine directors to serve until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

  2.
  To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014;

  3.
  To approve, on an advisory basis, the compensation paid to the named executive officers;

  4.
  To transact other business properly coming before the meeting.

        Each of these matters is described in further detail in the attached proxy statement. Only stockholders of record at the close of business on March 17, 2014 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.

        We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

By order of the Board of Directors,
Chicago, Illinois April 1, 2014
Sandeep Mathrani Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 16, 2014

        The proxy statement and annual report to stockholders and the means to vote by Internet are available at www.ProxyVote.com.

Your Vote Is Important

        Please use this opportunity to take part in our governance by voting your shares. Whether or not you plan to attend the meeting, please vote as promptly as possible in accordance with the instructions set forth in the attached proxy statement and related material.

        Only persons with an admission ticket or evidence of stock ownership or who are guests of the Company may attend and be admitted to the meeting. Photo identification will be required, such as a valid driver's license or passport.

  •
  If your shares are registered in your name, you must bring an admission ticket provided by us. Instructions regarding how to obtain an admission ticket are set forth in the attached proxy statement.

  •
  If your shares are registered in the name of a broker or other nominee, you will need to bring a proxy or a letter from that broker or other nominee or a recent brokerage account statement that confirms that you are the beneficial owner of those shares as of the record date.

        If you do not have either an admission ticket or proof that you own shares, you will not be admitted to the meeting. No cameras, recording equipment, electronic devices, large bags or packages will be permitted at the meeting.

GENERAL GROWTH PROPERTIES, INC.
110 North Wacker Drive
Chicago, Illinois 60606

PROXY STATEMENT

        The Board of Directors of General Growth Properties, Inc. is asking for your proxy for use at the annual meeting of our stockholders to be held on May 16, 2014 at 9:00 a.m. local time at our principal executive offices located at 110 North Wacker Drive, Chicago, Illinois, and at any postponement or adjournment of the meeting. We are making this proxy statement (the "Proxy Statement") and related material available to our stockholders on or about April 1, 2014. In this Proxy Statement, we refer to General Growth Properties, Inc. as "GGP," "we," "us," "our" or the "Company" and we sometimes refer to our Board of Directors as the "Board."

ABOUT THE MEETING

Why am I receiving these materials?

        We are making these materials available to you on the Internet or, upon your request, delivering printed versions of these materials to you by mail, in connection with our Board's solicitation of proxies for use at our 2014 Annual Meeting of Stockholders (the "Annual Meeting" or the "meeting"). These materials include:

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  our Proxy Statement for the Annual Meeting; and

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  our 2013 Annual Report to Stockholders, which includes our audited consolidated financial statements.

        If you requested printed versions of these materials by mail, these materials also include the proxy card and an admission ticket for the Annual Meeting.

What is a Notice of Internet Availability of Proxy Materials, and can I obtain a printed copy of the proxy materials?

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials over the Internet. Accordingly, on or about April 1, 2014, we are mailing to our record and beneficial stockholders a Notice of Internet Availability of Proxy Materials (the "Notice"), which contains instructions on how to access our proxy materials over the Internet and vote online. If you received the Notice, you will not receive a printed copy of our proxy materials by mail unless you request one not later than May 4, 2014. If you wish to receive a printed copy of our proxy materials for the Annual Meeting, you should follow the instructions included in the Notice for requesting those materials.

What is the purpose of the Annual Meeting?

        At our Annual Meeting, our stockholders will vote upon the matters outlined in the accompanying notice of meeting, including:

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  the election of nine directors to serve until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified (see page 7);

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  the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014 (see page 50);

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  approval, on an advisory basis, of the compensation paid to the named executive officers (see page 52); and

        Management will report on GGP's performance during 2013 and respond to appropriate questions from stockholders. In addition, representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to respond to appropriate questions.

Who is entitled to vote?

        The Board has fixed the close of business (Eastern Time) on March 17, 2014 as the record date to determine who is entitled to receive notice of and to vote at the Annual Meeting. There were 883,686,521 shares of common stock, $0.01 par value per share, outstanding on the record date, each entitled to one vote on each proposal to be voted on. Only stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

What do I need to attend the Annual Meeting?

        Only GGP stockholders may attend the Annual Meeting. You will need an admission ticket or other proof of stock ownership to be admitted to the meeting. If you hold shares directly in your name as a stockholder of record and have received a printed copy of our proxy materials, an admission ticket is attached to your printed proxy card. If you plan to attend the meeting, please vote your proxy but retain the admission ticket and bring it with you to the meeting. If you have not received a printed copy of our proxy materials, please request an admission ticket by writing to us at: General Growth Properties, Inc., 110 North Wacker Drive, Chicago, Illinois 60606-1511, Attention: Corporate Secretary.

        If your shares are held beneficially in the name of a broker or other nominee, you may obtain admission to the meeting by presenting proof of your ownership of our common stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned GGP stock on March 17, 2014, the record date for the meeting. To be able to vote at the meeting, you will need the bank or broker or record holder to give you a proxy.

        All stockholders must also present a form of photo identification, such as a valid driver's license or passport, in order to be admitted to the meeting.

        No cameras, recording equipment, electronic devices, large bags or packages will be permitted at the meeting.

What are the Board's voting recommendations?

        The Board of Directors recommends that you vote your shares FOR the election of each of the nominees to the Board (Proposal 1), FOR the ratification of the independent registered public accounting firm (Proposal 2), and FOR the approval, on an advisory basis, of the compensation paid to the named executive officers (Proposal 3).

What happens if additional proposals are presented at the meeting?

        Other than the matters described in this Proxy Statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If other matters are presented by or at the direction of the Board as permitted by our bylaws and you vote by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

 How do I vote my shares?

        If you are a "record" holder of our common stock (that is, if you hold your stock in your own name in the Company's stock records maintained by our transfer agent), you may vote over the Internet by following the instructions included in the Notice, or, if you received a printed copy of our proxy materials, you can also vote by mail or telephone. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. (Eastern Time) on the day before the meeting date. Please see the Notice of Internet Availability of Proxy Materials or your proxy card for more information. If you sign and return a proxy for your shares, it will be voted as you direct and, if you do not provide direction on a matter to be voted on, your shares will be voted in accordance with the recommendations of the Board of Directors. You may also vote your shares by attending the Annual Meeting and voting in person by ballot at the meeting. For more information on how to do so, please see the Notice of Internet Availability of Proxy Materials and the form of proxy or the information provided to you by your broker, bank or other institutions holding your shares.

        If you hold shares of our common stock in "street name" (that is, through a broker, bank or other nominee), you will need to obtain a voting instruction form from the institution that holds your shares and follow the voting instructions on that form. It is important that you provide the broker, bank or other nominee who holds your shares with voting instructions on the matters to be voted on at the meeting. With respect to Proposal 1 (the election of directors), and Proposal 3 (the approval, on an advisory basis, of compensation paid to named executive officers), your broker or other institution generally will not be able to vote your shares unless you provide voting instructions. With respect to Proposal 2 (the ratification of the independent registered public accounting firm), your broker or other nominee in certain circumstances may be able to vote your shares in its discretion without voting instructions from you.

Can I change my vote?

        If you are a "record" holder, you may revoke a previously submitted proxy and change your vote by:

  •
  voting again over the Internet or by telephone by 11:59 p.m. (Eastern Time) on the day before the meeting date (only the latest Internet or telephone proxy will be counted);

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  properly executing and delivering a later-dated proxy card (your proxy must be received by the close of business (Eastern Time) on the day before the meeting date);

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  voting by ballot at the Annual Meeting; or

  •
  sending a written notice of revocation to our Corporate Secretary at our principal executive offices, 110 North Wacker Drive, Chicago, Illinois 60606 (your notice must be received by the close of business (Eastern Time) on the day before the meeting date).

        If you hold shares of our common stock in "street name," you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

Who will bear the costs of soliciting votes for the meeting?

        Your proxy is being solicited by the Board on behalf of the Company. GGP will bear the entire cost of the solicitation of proxies from its stockholders. In addition to sending stockholders these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

 What constitutes a quorum?

        If a majority of the shares of common stock outstanding on the record date are present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting the conduct of business at the Annual Meeting. As of the record date, we had 883,686,521 shares of common stock outstanding and entitled to vote. Abstentions and broker non-votes are counted as present in person or represented by proxy for purposes of determining whether a quorum exists.

What is a broker non-vote?

        A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

How are shares held by a broker or nominee voted?

        Under New York Stock Exchange ("NYSE") rules, the ratification of the selection of an independent registered public accounting firm (Proposal 2) is considered a "routine" matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. However, brokers may not vote on the other proposals contained in this Proxy Statement, which are considered "non-routine" proposals, unless they have received voting instructions from the beneficial owner. To the extent that they have not received voting instructions, brokers report such number of shares as "non-votes."

How are shares held in the General Growth 401(k) Savings Plan voted?

        If you hold your stock through the General Growth 401(k) Savings Plan (the "Savings Plan"), you have the right to instruct the trustees of the Savings Plan how to vote your shares. You can vote your shares by following the instructions on the enclosed proxy card. The trustee of the Savings Plan will have the voting instructions of each participant in the Savings Plan tabulated and will vote the shares of the participants by submitting a final proxy card representing the Savings Plan's shares for inclusion in the tally at the Annual Meeting. If you hold shares in this Savings Plan and do not vote, the Savings Plan trustee will vote your shares (along with all other shares in the Savings Plan for which instructions are not provided) in the same proportion as those shares for which instructions are received from other participants in the Savings Plan. In order for your instructions to be followed, you must provide instructions for the shares you hold through the Savings Plan by returning your completed and signed proxy card by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 at least three days prior to the meeting date, or by voting over the telephone or the Internet at least three days prior to the meeting date.

How will the proxy holders vote?

        The Board selected the persons named in the accompanying proxy, who have advised the Company that they intend to vote the shares represented by all properly executed and unrevoked proxies received by them FOR each of the Board nominees for director, and FOR Proposals 2 and 3, if no contrary instructions are given. Further, either of these named persons will vote on any other matter which may come before the Annual Meeting in accordance with their best judgment.

What is the voting requirement to approve each of the proposals?

  •
  With respect to Proposal 1, the election of directors, any director receiving the majority of votes cast (meaning that the number of votes cast "for" a director must exceed 50% of the total number of votes cast "for" and "against" that director) will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast by the shares present in person or by proxy at any such meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are not counted in the determination of votes cast, and thus do not have a direct effect on the outcome of voting for directors. Under Delaware law, if an incumbent director is not re-elected, the director will continue to serve on the Board as a "holdover director." If any incumbent director is not re-elected, under our Corporate Governance Guidelines, the director is required to tender his or her resignation for consideration by the Board. The Nominating and Governance Committee will consider the resignation, evaluating the best interest of the Company and its stockholders, and make a recommendation to the Board on whether to accept or reject the resignation. Each of the nominees has consented to serve as a member of the Board of Directors if he or she is re-elected. If any nominee is unable to serve if elected, it is intended that the proxies will be voted for the election of the other remaining nominees and may be voted for any substitute nominees of the Board. In no event will the proxies be voted for a greater number of persons than the number of nominees named.

  •
  With respect to Proposal 2, to ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter will be required to ratify the proposal. Abstentions will therefore have the same effect as negative votes.

  •
  With respect to Proposal 3, to approve, on an advisory basis, the Company's executive compensation, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter will be required to adopt the proposal. Abstentions will therefore have the same effect as negative votes. Broker non-votes will have no effect for the purpose of determining whether the proposal has been approved.

NYSE rules do not allow brokers discretionary authority to vote in the election of directors (Proposal 1) or in the approval, on an advisory basis, of executive compensation (Proposal 3). Therefore, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on Proposals 1 or 3. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in these matters.

INVESTMENT AGREEMENT WITH BROOKFIELD

        Pursuant to a series of restructuring transactions contemplated by our emergence from bankruptcy in 2010, we entered into a series of investment agreements, including an investment agreement (the "Investment Agreement") with affiliates of Brookfield Asset Management Inc. (collectively, with its designees, as applicable, "Brookfield").

        Pursuant to the Investment Agreement, our Board of Directors is required to have nine members, three of whom were designated by Brookfield ("Brookfield Designees"). Brookfield's right to designate three directors will continue so long as Brookfield beneficially owns at least 20% of our common stock on a fully diluted basis, with such right reducing to two directors if Brookfield beneficially owns between 15% and 20% of our common stock on a fully diluted basis and one director if Brookfield beneficially owns between 10% and 15% of our common stock on a fully diluted basis. Brookfield will have no right to designate a director if it beneficially owns less than 10% of our common stock on a fully diluted basis.

        Pursuant to the terms of the Investment Agreement, the Company is obligated to nominate the Brookfield Designees, as part of its slate of directors, and use its reasonable best efforts to have such persons elected to the Company's Board of Directors (subject to applicable law and NYSE rules). The Brookfield Designees are subject to such eligibility criteria as are applied in good faith by our Nominating and Governance Committee and Board to other candidates. See "Director Nomination Process" below.

        Brookfield may designate a Brookfield Designee's replacement upon the death, resignation, retirement, disqualification or removal from office of such designee. In addition, subject to applicable law and NYSE rules, the Brookfield Designees must have proportional representation on any committee of the Board of Directors, except for special committees established for potential conflict of interest situations involving Brookfield or any affiliate thereof, and except that only designees who qualify under the applicable rules of the applicable stock exchange or the SEC may serve on committees where such qualification is required.

        In accordance with the Investment Agreement, Messrs. Clark, Flatt and Madon were designated as directors, and Mr. Flatt was designated to serve as the initial chairman of the Company's Board of Directors by Brookfield.

        Mr. Madon resigned as a director of the Company on August 20, 2013. On August 22, 2013, Brian W. Kingston, a Brookfield Designee, was elected a director of the Company.

        In addition, pursuant to the standstill agreement entered into between us and Brookfield, in connection with any stockholder meeting or consent solicitation relating to the election of members of the Board, Brookfield may vote all of its shares of common stock as it wishes with respect to its nominees referred to in the preceding paragraph and, with respect to other nominees, may vote shares representing up to 10% of the outstanding common stock as it wishes but must vote the rest of its shares in proportion to the votes cast by other stockholders (excluding shares contractually required to be voted in proportion to the total number of votes cast pursuant to the standstill agreement).

 PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote
FOR the nine Board of Directors' nominees (Item 1 on the Proxy Card).

        Our Board of Directors is currently comprised of nine members. Each of the Company's directors serves for a one-year term and is subject to annual election by the stockholders. Accordingly, the stockholders will be asked to elect nine directors at the Annual Meeting. Each director will hold office until the Annual Meeting of Stockholders in 2015, and until a successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The Board of Directors, based on the recommendation of the Nominating and Governance Committee, has nominated the persons set forth below for a term of office commencing on the date of this year's Annual Meeting and ending on the date of the Annual Meeting of Stockholders in 2015 and until their respective successors are duly elected and qualified, or until his or her earlier death, resignation or removal. Each of these persons currently serves as a member of the Board.

Director Nomination Process

        The Nominating and Governance Committee annually selects candidates that it recommends to the Board of Directors to be nominees of the Board for election by the stockholders as directors. In addition, the Nominating and Governance Committee also selects candidates that it recommends to the Board for election as directors to fill vacancies. The Nominating and Governance Committee reviews with the Board, on an annual basis, the requisite experience, qualifications, attributes and skills of director nominees. The Nominating and Governance Committee considers many factors in identifying and recommending nominees for positions on the Board. This assessment includes independence, as well as consideration of factors such as integrity, objectivity, judgment, leadership, age, skills, experience and ability to devote adequate time to Board duties. Director nominees must possess appropriate qualifications and reflect a reasonable diversity of personal experience and background to promote our strategic objectives and to fulfill responsibilities as directors to our stockholders. In considering candidates, the Nominating and Governance Committee considers the background and qualifications of the directors as a group, and whether the candidates and existing directors together will provide an appropriate mix of experience, knowledge and attributes that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee and the Board do not have a formal diversity policy; however, in identifying nominees for director, the Nominating and Governance Committee considers a diversity of professional experiences, perspectives, education and backgrounds among the directors to ensure that a variety of perspectives are represented in Board discussions and deliberations concerning our business. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee does not set specific minimum qualifications that candidates must meet in order for it to recommend them to the Board, but rather believes that each candidate should be evaluated based on his or her merits, taking into account the needs of the Company and the composition of the Board as a whole.

        The Nominating and Governance Committee uses the same criteria to evaluate director candidates designated by Brookfield pursuant to the Investment Agreement as it uses for all other candidates. See "Investment Agreement with Brookfield" for a description of such designation rights.

        In identifying potential candidates for Board membership, the Nominating and Governance Committee relies on suggestions and recommendations from members of the Board, management, stockholders and others. The Nominating and Governance Committee will consider candidates recommended by stockholders, and those candidates will be evaluated in the same manner as other candidates. The Nominating and Governance Committee assesses which candidates appear to best fit the needs of the Board and the Company and interviews and evaluates those candidates. Candidates selected by the Nominating and Governance Committee are recommended to the full Board of Directors. After the Board of Directors has approved a candidate (other than those designated pursuant to the Investment Agreement), the Board determines how to extend an invitation to join the Board.

        Stockholders who wish to submit nominations for director for consideration by the Nominating and Governance Committee for election at the 2015 Annual Meeting of Stockholders may do so by delivering written notice, along with the additional information and materials required by our Bylaws, to our Corporate Secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of this year's annual meeting. As specified in our Bylaws, different notice deadlines apply in the case of a special meeting, when the date of an annual meeting is more than 30 days before or more than 70 days after the first anniversary of the prior year's meeting, or when the first public announcement of the date of an annual meeting is less than 100 days prior to the date of such annual meeting. Accordingly, for the 2015 Annual Meeting of Stockholders, we must receive this notice on or after January 16, 2015 and on or before February 15, 2015. Such information must be addressed to our Corporate Secretary, c/o General Growth Properties, Inc., 110 North Wacker Drive, Chicago, Illinois 60606-1511.

        In the future, the Nominating and Governance Committee may choose to use outside consultants to help identify potential candidates and has sole authority to retain such outside consultants for this purpose.

Board of Directors and Nominees

        The current members of our Board of Directors are set forth below, along with a description of their business experience, directorships during the past five years, and qualifications, attributes and skills. Each of the members of our Board of Directors is standing for re-election as a nominee of the Board and has agreed to serve if elected.

Name, Term and Age	Director Biographical Information
Richard B. Clark Director since November 2010 Age, 55	Mr. Clark has served as a director of GGP since November 2010. Mr. Clark is Senior Managing Partner and the CEO of the Brookfield Property Group, the real estate arm of Brookfield Asset Management Inc. ("Brookfield Asset Management") and Chairman of the Board of Directors of Brookfield Office Properties ("Brookfield Office Properties"). Mr. Clark joined Brookfield Asset Management in 1996, and is responsible for its real estate operations. Mr. Clark was formerly CEO of Brookfield Office Properties and, prior to that, was the President of its U.S. Commercial Operations. Mr. Clark has been employed with the Brookfield Property Group and its predecessors since 1984 in various executive roles. Mr. Clark holds a business degree from the Indiana University of Pennsylvania.
Key Attributes, Experience and Skills:
Mr. Clark's extensive experience in private equity, particularly in the real estate industry, allows him to make key contributions to our Board of Directors on investment and other strategy matters. Mr. Clark is a Brookfield Designee pursuant to the terms described under "Investment Agreement with Brookfield."
Mary Lou Fiala Director since November 2010 Age, 62

Ms. Fiala has served as a director of GGP since November 2010. Ms. Fiala is the Co-Chairman of LOFT Unlimited, a personal financial and business consulting firm in Jacksonville, Florida. Ms. Fiala served as President and Chief Operating Officer of Regency Centers Corporation ("Regency"), a real estate investment trust (a "REIT") specializing in the ownership and operation of grocery anchored shopping centers, from January 1999 to December 2008. She was named Vice Chairman and Chief Operating Officer in January 2009, a position she served in until December 2009. In her role as Vice Chairman and Chief Operating Officer, Ms. Fiala was responsible for the operational management of Regency's retail centers nationwide. She is a current member of the Board of Directors of Regency and Global Growth Trust, Inc. She is also Non-Executive Chairman of Build-A-Bear Workshop, Inc. Ms. Fiala also served as the 2008-2009 Chairman of the International Council of Shopping Centers ("ICSC"). Ms. Fiala earned a bachelor's degree in science from Miami University.

Name, Term and Age	Director Biographical Information
Key Attributes, Experience and Skills:
Ms. Fiala has extensive operational experience in the retail industry, which brings the perspective of our tenants to our Board of Directors. Prior to working with Regency, Ms. Fiala served as Managing Director of Security Capital Global Strategic Group Incorporated, where she was responsible for the development of operating systems for the firm's retail-related initiatives. Previously, she also served as Senior Vice President and Director of Stores for Macy's East/Federated Department Stores, where she was responsible for 19 Macy's stores in five states, generating more than $1 billion in sales volume. Before her tenure at Macy's, Ms. Fiala was Senior Vice President of Henri Bendel and Senior Vice President and Regional Director of stores for Federated's Burdine's Division. Her prior leadership roles allow her to provide to our Board of Directors insight on management and operational initiatives.
J. Bruce Flatt Director since November 2010 Chairman of the Board Age, 48

Mr. Flatt has served as a director and Chairman of the Board of GGP since November 2010. Mr. Flatt has been Chief Executive Officer of Brookfield Asset Management since February 2002 after joining Brookfield in 1990. Mr. Flatt holds a business degree from the University of Manitoba.

Key Attributes, Experience and Skills:
Mr. Flatt has been instrumental in the global expansion of the asset management business of Brookfield Asset Management throughout the last twenty years. In this capacity, Mr. Flatt has served on over 15 public company boards, acted as chairman of a number, and been instrumental in the launch of a number of public companies across the global capital markets. Mr. Flatt's extensive experience in serving on the boards of public companies, including as chairman of the board, gives him valuable insight in the operations of public companies, and his long-time experience at Brookfield Asset Management, particularly in property operations, provides him with knowledge in financial investments and strategy in our industry that benefit our Board of Directors. Mr. Flatt is a Brookfield Designee pursuant to the terms described under "Investment Agreement with Brookfield."
John K. Haley Director since September 2009 Age, 63

Mr. Haley has served as a director of GGP since September 2009. Mr. Haley was a partner at Ernst & Young LLP in Transaction Advisory Services from 1998 until 2009 and led the Transaction Advisory Services practice in Boston, Massachusetts. Prior to that, he was an Audit Partner at Ernst & Young LLP from 1988 until 1997, where he served as audit partner on a variety of public and private companies. Mr. Haley holds a degree in accounting from Northeastern University and has completed executive programs at Harvard Business School, Northwestern University and Babson College.

Name, Term and Age	Director Biographical Information
Key Attributes, Experience and Skills:
Mr. Haley has financial expertise and significant experience in SEC registrations, restructurings, special investigations and forensic investigations. Mr. Haley has given expert testimony on financial and accounting matters, and has experience in the real estate and retail industries. Mr. Haley was a member of the American Society of Certified Public Accountants. Mr. Haley's extensive professional accounting and financial experience, including with respect to public company requirements and SEC registrations, allow him to provide key contributions to the Board of Directors on financial, accounting and corporate governance matters.
Daniel B. Hurwitz Director since August 2013 Age, 50

Mr. Hurwitz has served as a director of GGP since August 2013. Mr. Hurwitz is currently Chief Executive Officer of DDR Corp. ("DDR"), a position he assumed in January 2010. Mr. Hurwitz is also a director of DDR. DDR is an owner and manager of value-oriented shopping centers. Mr. Hurwitz served as President and Chief Operating Officer of DDR from May 2007 through December 2009 and as Senior Executive Vice President and Chief Investment Officer from May 2005 to May 2007. Mr. Hurwitz is a graduate of Colgate University and the Wharton School of Business Management Program at the University of Pennsylvania.

Key Attributes, Experience and Skills:
As CEO of DDR, Mr. Hurwitz has extensive retail real estate industry experience. His leadership of DDR, his prior experience as a member of senior management of companies in the retail industry, and his prior role as a member of the Board of Trustees of CubeSmart, for which he served as a member of the audit committee and chairman of the executive compensation committee, make him an invaluable member of our Board. Mr. Hurwitz is also very active in many cultural, charitable and academic institutions, which provide an important diversity of perspective and link between our Board and the community.
Brian W. Kingston Director since August 2013 Age, 40

Mr. Kingston has served as a director of GGP since August 2013. Mr. Kingston is currently a Senior Managing Partner at Brookfield Asset Management Inc., and is global Chief Investment Officer for Brookfield Property Group, a position he assumed in January 2013. Mr. Kingston joined Brookfield in 2001 and held senior management positions within Brookfield and its affiliates, including mergers and acquisitions, merchant banking and real estate advisory services. From 2008 to 2012, Mr. Kingston held leadership roles for Brookfield in Australia, where Brookfield acquired and integrated property and infrastructure businesses. Mr. Kingston holds a Bachelor of Commerce degree from Queens University.

Name, Term and Age	Director Biographical Information
Key Attributes, Experience and Skills:
Mr. Kingston has extensive experience in the private equity and real estate industries, which allows him to make key contributions to our Board of Directors on investment and other strategic matters. Mr. Kingston is a Brookfield Designee pursuant to the terms described under "Investment Agreement with Brookfield."
Sandeep Mathrani Director since January 2011 Chief Executive Officer Age, 51

Mr. Mathrani has served as a director of GGP since January 2011 when he also became the Company's Chief Executive Officer. Prior to joining the Company, Mr. Mathrani was the President of Retail for Vornado Realty Trust. Mr. Mathrani is a Trustee of ICSC and a member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). Mr. Mathrani holds a Master of Engineering, Master of Management Science, and Bachelor of Engineering from Stevens Institute of Technology.

Key Attributes, Experience and Skills:
A real estate industry veteran with over 20 years of experience, Mr. Mathrani joined Vornado Realty Trust, one of the largest REITs in the country, in February 2002 after having spent eight years with Forest City Ratner, where he was Executive Vice President responsible for that company's retail development and related leasing in the New York City metropolitan area. Mr. Mathrani's leadership role with the Company as well as his prior leadership roles at other real estate companies provide him with key experience in business and in the real estate industry and contribute to his ability to make strategic decisions with respect to our business. In addition, his in-depth knowledge of our business strategy and operations due to his role as our Chief Executive Officer enable him to provide valuable contributions and facilitate effective communication between management and the Board.

Name, Term and Age	Director Biographical Information
David J. Neithercut Director since November 2010 Age, 58

Mr. Neithercut has served as a director of GGP since November 2010. Mr. Neithercut is the President and Chief Executive Officer and a member of the Board of Trustees of Equity Residential, a REIT focused on the acquisition, development and management of apartment properties in various U.S. markets. Mr. Neithercut has been the President of Equity Residential since May 2005 and became Chief Executive Officer and a trustee of Equity Residential in January 2006. Mr. Neithercut joined Equity Residential in 1995 as the company's Chief Financial Officer and served in that capacity until August 2004 when he was named Executive Vice President—Corporate Strategy. Prior to joining Equity Residential, Mr. Neithercut was Senior Vice President of Finance for Equity Group Investments, an affiliate of Equity Residential's predecessor company. Mr. Neithercut is a member of the Urban Land Institute and a member of the Executive Committee of NAREIT. He is on the Columbia Business School M.B.A. Real Estate Program Advisory Board, the Harvard Joint Center for Housing Policy Advisory Board and a member of the Real Estate Roundtable. Mr. Neithercut holds a bachelor's degree from St. Lawrence University and an M.B.A. from the Columbia University Graduate School of Business.

Key Attributes, Experience and Skills:
Mr. Neithercut's leadership experience in working with residential REITs, as well as his membership in industry committees, provides our Board with valuable insight and knowledge into REIT operations and strategy and the REIT industry in general.

Name, Term and Age	Director Biographical Information
Mark R. Patterson Director since July 2011 Age, 53

Mr. Patterson has served as a director of GGP since July 2011. Mr. Patterson is the Chairman and Chief Executive Officer of Boomerang Systems, Inc., a manufacturer of automated robotic parking and storage systems. Until January 2009, Mr. Patterson was the Managing Director and Head of Real Estate Global Principal Investments of Merrill Lynch where he oversaw the principal investing activities of the firm. Mr. Patterson joined Merrill Lynch in April 2005, as the Global Head of Real Estate Investment Banking and in 2006 also became the Co-Head of Global Commercial Real Estate which encompassed real estate investment banking, principal investing and mortgage debt. Prior to joining Merrill Lynch, Mr. Patterson spent 16 years at Citigroup where he was the Global Head of Real Estate Investment Banking since 1996. Previously, Mr. Patterson was with Chemical Realty Trust in New York from 1987 to 1989 as an Associate in the Real Estate Investment Banking Group. He was an auditor of real estate companies in the Real Estate Division of Arthur Anderson and Co. in Houston, Texas from 1982 to 1985. Mr. Patterson joined the Board of Directors of UDR, Inc. in January 2014 and serves as a member of its Audit and Risk Management Committee and the Governance Committee. Mr. Patterson holds a B.A. from the College of William and Mary and an M.B.A. from the Darden School of Business at the University of Virginia.

Key Attributes, Experience and Skills:
Mr. Patterson has been involved in a wide range of advisory assignments, initial public offerings and financings that have spanned virtually all property types. Many of these transactions are notable because they were some of the largest of their type or represented new financing trends in global real estate finance. Although based in the United States, Mr. Patterson has had extensive global experience overseeing both Merrill Lynch's and Citigroup's real estate activities worldwide. Mr. Patterson is also a Certified Public Accountant.

CORPORATE GOVERNANCE

Board Meetings and Attendance

        The Board of Directors of GGP held seven meetings during 2013. Each of the incumbent directors of the Company attended all of the meetings of the Board, except Mr. Clark who attended 71% of all meetings of the Board. With respect to those Board committees on which he or she served during 2013, the applicable directors attended 100% of the Audit Committee meetings, 100% of the Compensation Committee meetings, and at least 75% of the Nominating and Governance Committee meetings. The Company encourages its Board members to attend annual meetings of its stockholders. Eight Board members then serving attended the Company's annual meeting of stockholders in 2013.

Meetings of Non-Employee Directors

        The non-employee directors hold regular meetings without any member of management present. Mr. Flatt, the independent Chairman of the Board, presided over meetings of the non-employee directors.

Board Leadership Structure

        It is the current policy of the Board that the role of Chairman and Chief Executive Officer are separate, and that the Chairman is independent within the meaning of the NYSE listing standards. Therefore, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons. The Board believes the current structure is appropriate and effective for the Company. The Board believes that there are advantages to having an independent Chairman of the Board for matters such as communications and relations between the Board, the Chief Executive Officer, and other senior leadership; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating robust senior leadership, Board, and Chief Executive Officer evaluation processes. In addition, the Board believes that the current leadership structure helps to ensure that the appropriate level of oversight, independence and responsibility is applied to all Board decisions, including risk oversight. The duties of the independent Chairman of the Board include: working with the Chief Executive Officer and other directors to set the agenda for the Board meetings; presiding over all meetings of the Board, the Annual Meeting and executive sessions of the independent directors; and serving as the principal liaison on Board-wide issues. The Chairman serves as an information resource for the independent directors and acts as a liaison between directors, committee chairs and management.

Risk Oversight

        The Company is exposed to a wide variety of risks in its business activities, including market, strategic, operational, financial, legal, competitive and regulatory risks. Our Board of Directors is responsible for oversight of risks facing the Company, while our management is responsible for day-to-day management of risk. Our Board, as a whole, directly administers its risk oversight function through regular interactions with our management and, from time to time, input from independent advisors. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of management's appetite for risk and its determination of what constitutes an appropriate level of risk for GGP. The Board receives updates in the ordinary course from management and outside advisors regarding risks we face, including litigation and various operating risks. The risk oversight function is also administered through the standing committees of our Board of Directors, which oversee risks inherent in their respective areas of responsibility, reporting to our Board regularly and involving our Board as necessary.

        Our Board committees oversee certain aspects of risk management as follows:

  •
  The Audit Committee assists the Board in the oversight of the Company's risk management process. The Audit Committee is responsible for overseeing risk management as it relates to GGP's financial condition, financial statements, financial reporting process and accounting matters, the adequacy of our risk-related internal controls, and internal investigations. The Audit Committee reviews and discusses with management and the independent auditor the Company's major financial risk exposures and any significant non-financial risk exposures, and related policies and practices to assess and control such exposures, including the Company's risk assessment and risk management policies. The Audit Committee also reviews the role of the Board in the oversight of the Company's risks. Furthermore, a Risk Management Committee, composed of senior managers from each of the Company's major business areas, periodically reports to the Audit Committee. The Risk Management Committee discusses the management and mitigation of the Company's major strategic risks, shares information on risk management across the Company and manages risk in their functional area, as well as monitoring major emerging risks.

  •
  The Compensation Committee is responsible for overseeing GGP's overall compensation practices, policies and programs and assessing the risks associated with such practices, policies and programs, including risks related to the executive officer compensation programs such as those that are attendant to incentive-driven compensation plans.

  •
  The Nominating and Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and GGP's corporate governance, including evaluating and considering evolving corporate governance best practices.

        The Board and its relevant committees review with GGP's management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in GGP's strategic decisions, the Board and the relevant committees do not view risk in isolation, but discuss risk throughout the year in relation to proposed actions and initiatives. Further, we believe that our current leadership structure, including that of having an independent Chairman, enhances the Board's ability to oversee the Company's risks.

Compensation Risk Assessment

        The Compensation Committee believes that our compensation program does not encourage unnecessary or excessive risk taking that could have a material adverse effect on our Company.

  •
  Base salaries are fixed in amount.

  •
  In determining awards under the Incentive Compensation Plan, the Compensation Committee considers a variety of short-term individual and corporate annual performance objectives (as described below under "Compensation Discussion and Analysis") that the Compensation Committee believes will yield long-term stockholder value. The Compensation Committee uses discretion when setting Incentive Compensation Plan awards, which the Compensation Committee believes appropriately balances risk and the desire to focus executives on short-term goals that are integral to long-term value creation. The Compensation Committee believes this process avoids putting undue emphasis on any particular performance measure.

  •
  A significant portion of the compensation provided to our named executive officers is in the form of equity awards granted pursuant to the 2010 Equity Incentive Plan (the "2010 Equity Plan"). The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the value of the awards is tied to our stock price, and grants are subject to time-based vesting, which ensures that executives have significant value tied to our long-term stock price performance. Our executive stock ownership guidelines further link the interests of our executives with long-term stock price performance.

Committees of the Board of Directors

        Our Board of Directors has the authority to appoint committees to perform certain management and administration functions. The current standing committees are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board may, however, from time to time, establish or maintain additional committees as necessary or appropriate. The table below shows current membership for each of the standing Board committees.

Audit Committee	Nominating and Governance Committee	Compensation Committee
John K. Haley*	Richard B. Clark	Mary Lou Fiala
David J. Neithercut	Mary Lou Fiala	J. Bruce Flatt*
Mark R. Patterson	Mark R. Patterson*	John K. Haley
Daniel B. Hurwitz

*
Denotes Chair.

        Committee members and Chairs are appointed by the Board upon recommendation of the Nominating and Governance Committee with consideration of the desires of individual directors. The Board considers rotating committee members periodically, but the Board does not have a rotation policy.

        The Board and each standing committee have the power to hire independent legal, financial or other advisers as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance. Directors have complete access to the Board's advisers.

        Each of the committees operates under a written charter. Copies of these charters can be obtained from our website at www.ggp.com under the "Investors—Corporate Governance" heading or by writing to our Corporate Secretary at our principal executive offices.

Audit Committee

        The Board has a separately-designated standing Audit Committee, established in accordance with the requirements of the SEC. The Audit Committee currently consists of Messrs. Haley (Chairman), Neithercut and Patterson. The Board of Directors has affirmatively determined that all of the members of the Audit Committee meet the requirements for independence and expertise, including financial literacy for the purposes of serving on the audit committee, under applicable NYSE listing standards and SEC rules. The Board of Directors has also determined that Mr. Haley qualifies as an "audit committee financial expert" under applicable SEC rules.

        The primary purpose of the Audit Committee is to assist the Board's oversight of:

  •
  the quality and integrity of the financial statements of the Company, including its financial accounting principles and policies and its internal controls over financial reporting;

  •
  the independent auditor's qualifications, performance and independence;

  •
  the performance of the Company's internal audit function and independent auditors;

  •
  the compliance by the Company with legal and regulatory requirements; and

  •
  the review and approval of all related party transactions.

        The Audit Committee also prepares the report required to be prepared by the committee and included in the Company's annual meeting proxy statement pursuant to SEC rules.

        The Audit Committee has the authority to retain and compensate independent legal, accounting, or other advisors and experts and the Company will provide appropriate funding for the compensation of any such advisors. The Audit Committee has the sole authority (on behalf of the Company) to appoint, retain or replace the Company's independent registered public accounting firm, who reports directly to the Audit Committee, although the Audit Committee has a policy of seeking stockholder ratification of the appointment of the Company's independent registered public accounting firm, as described in Proposal 2. The Audit Committee meets with the independent auditor without any member of management present, prior to release of the annual audited financial statements, to discuss the independent registered public accounting firm's views about the qualitative aspects of the Company's financial reporting.

        The Audit Committee is empowered to investigate any matter brought to its attention with full access to the Company's books, records, facilities and personnel. Further, the Audit Committee may form and delegate authority to subcommittees when appropriate.

        Finally, the Audit Committee reviews and discusses with management and the independent auditor the Company's major financial risk exposures and the steps management has taken to monitor any significant non-financial risk exposures and related policies and practices to assess and control such exposures, including the Company's risk assessment and risk management policies, and reviews the role of the Board in the risk oversight of the Company, such as how the Board administers its oversight function.

        The Audit Committee held 12 meetings during 2013.

Nominating and Governance Committee

        In accordance with the listing standards of the NYSE, the Nominating and Governance Committee is comprised solely of independent directors. The primary functions of the Nominating and Governance Committee include:

  •
  developing and implementing policies, procedures and criteria for the selection of qualified director candidates;

  •
  identifying, screening and reviewing individuals qualified to become directors;

  •
  recommending to the Board director nominees for the next annual meeting of stockholders or to fill Board vacancies;

  •
  assessing, developing, recommending to the Board and overseeing the implementation of the Board's Corporate Governance Guidelines and the Company's governance practices generally;

  •
  organizing and undertaking the Board's annual review of Board, committee and director performance and overall corporate governance; and

  •
  reviewing and recommending to the Board the composition and leadership of board committees.

        According to the Nominating and Governance Committee's charter, it has sole authority to retain any search firm to be used to identify director candidates and the sole authority to approve the search firm's fees and other retention terms. The Nominating and Governance Committee also has the authority to retain and compensate independent advisors and experts and the Company will provide appropriate funding for the compensation of any such advisors. See "Director Nomination Process" for more information on the Nominating and Governance Committee.

        The Nominating and Governance Committee is empowered to investigate any matter brought to its attention with full access to the Company's books, records, facilities and personnel. Further, the Nominating and Governance Committee may form and delegate authority to subcommittees when appropriate.

        The Nominating and Governance Committee held four meetings during 2013.

Compensation Committee

        In accordance with the listing standards of the NYSE, the Compensation Committee is comprised solely of independent directors. The Compensation Committee has responsibility for evaluating and approving, as a committee or together with the Board (or independent directors as appropriate) as directed by the Board, the compensation of directors and executive officers of the Company. The primary functions of the Compensation Committee include:

  •
  reviewing and approving or making recommendations on the Company's overall compensation strategy and policies;

  •
  evaluating whether the Company's compensation structure establishes appropriate incentives for executives and other employees of the Company, including whether the Company's compensation policies and practices for its employees and executives give rise to risks that are reasonably likely to have a material adverse effect on the Company;

  •
  reviewing and approving, in consultation with the independent directors, compensation for our Chief Executive Officer;

  •
  reviewing and approving, as a committee or together with the Board (as directed by the Board), the compensation for the other executive officers of the Company;

  •
  monitoring, reviewing and administering the Company's compensation and benefit plans, including our Incentive Compensation Plan (the "Incentive Compensation Plan"), the 2010 Equity Plan and all other incentive-compensation or equity-based plans;

  •
  reviewing and approving the form and amount of compensation of directors;

  •
  preparing the Compensation Committee Report required by SEC rules to be included in our annual report;

  •
  reviewing and discussing with management the compensation, discussion and analysis disclosure required by SEC rules, compensation practices as related to risk management, and the disclosure in the proxy materials regarding the stockholder advisory vote on executive compensation ("say-on-pay");

  •
  reviewing and recommending to the Board the frequency of the say-on-pay vote;

  •
  reviewing the results of the advisory say-on-pay vote and considering whether to make any adjustments to the Company's executive compensation policies and practices;

  •
  monitoring compliance with legal prohibitions on loans from the Company to directors and executive officers of the Company;

  •
  monitoring compliance by directors and executive officers with the Company's program of required stock ownership;

  •
  preparing recommendations and periodic reports to the Board of Directors as appropriate; and

  •
  handling such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

        The "Compensation Discussion and Analysis" section discusses the Compensation Committee's responsibilities and actions.

        The Compensation Committee also has the authority to retain and compensate independent legal counsel and accounting or other advisors and experts and the Company provides appropriate funding for the compensation of any such advisors. However, before selecting an advisor, the Committee considers the independence of such person or entity, including by considering the following factors: (1) other services provided to the Company by the advisor; (2) fees paid by the Company as a percentage of the advisor's total revenue; (3) policies or procedures maintained by the advisor that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between the Company's executive officers and the advisor or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that the work of the compensation consultants did not raise any conflict of interest.

        The Compensation Committee is empowered to investigate any matter brought to its attention with full access to the Company's books, records, facilities and personnel. The Compensation Committee may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of one or more members of the Compensation Committee and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the SEC and the New York Stock Exchange. Furthermore, the Compensation Committee may, by resolution approved by a majority of the Committee, delegate to management the administration of the Company's incentive compensation and equity-based compensation plans, to the extent permitted by law and as may be permitted by such plans and subject to such rules, policies and guidelines (including limits on the aggregate awards that may be made pursuant to such delegation) as the Compensation Committee shall approve, provided that, the Compensation Committee shall determine and approve the awards made under such plan to any executive officer and any other member of senior management as the Compensation Committee shall designate and shall at least annually review the awards made to such other members of senior management as the Compensation Committee shall designate.

        The Compensation Committee held four meetings during 2013.

Director Independence

        The Board consists of nine directors, all of whom, other than our Chief Executive Officer, are independent within the meaning of the listing standards of the NYSE.

        The Board reviewed director independence in February 2014. During this review, the Board considered transactions and relationships between each director (including any member or his or her immediate family, if any) and the Company and its subsidiaries and affiliates. In making independence determinations, the Board considered each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship. The purpose of this review is to determine whether any such relationship or transactions would interfere with the director's independent judgment, and therefore be inconsistent with a determination that the director is independent.

        When assessing the independence of the directors designated by Brookfield, the Board considered that they were nominated by significant stockholders of the Company, but concluded that this did not impair their independence. As required by the NYSE, the Board considered whether the nominated director himself had a material relationship with GGP (directly or as a partner, stockholder, or officer of an organization that has a relationship with GGP). A relationship is "material" if, in the judgment of the Board, the relationship would interfere with the director's independent judgment. As a result of this review, the Board affirmatively determined that the following members of the Company's Board, including each of those directors standing for election at the Annual Meeting (three of whom were nominated by Brookfield), are independent of the Company and its management under NYSE listing standards: Messrs. Clark, Flatt, Haley, Hurwitz, Kingston, Neithercut, and Patterson and Ms. Fiala. Mr. Mathrani is not independent due to his employment as Chief Executive Officer of the Company.

Important Governance Policies

        Over the past year we revised or adopted several policies to further align our policies with good governance practices. Specifically, we revised our Insider Trading Policy to prohibit hedging, implemented a Clawback Policy covering incentive compensation paid to executive officers and added guidelines on executive stock ownership to our Corporate Governance Guidelines. These efforts are designed to ensure that the Company is managed for the long-term benefit of its stockholders and to enhance the creation of long-term stockholder value. We also updated our Code of Business Conduct and Ethics (the "Code of Conduct") to incorporate best practices and the Company's core values.

        Our Corporate Governance Guidelines and Code of Conduct are available on our website at www.ggp.com under the "Investors—Corporate Governance" heading. In addition, a copy may be obtained by writing to our Corporate Secretary at our principal executive offices.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines, which, among other matters:

  •
  describe matters relating to director qualifications and responsibilities;

  •
  establish a director resignation policy;

  •
  provide that our directors have full and free access to the Company's officers and employees;

  •
  require the Board to conduct an annual self-evaluation; and

  •
  set forth stock ownership guidelines for our non-employee directors and executive officers.

        Our Corporate Governance Guidelines provide that no director may serve on more than three other public company boards unless the Board determines that such simultaneous service would not impair the individual's ability to effectively serve on the Board. Directors must advise the Chairman of the Board and the Chairman of the Nominating and Governance Committee in advance of accepting an invitation to serve on another public company board or any assignment to the audit committee or compensation committee of the board of any public company of which such director is already a member.

        In addition, individual directors who substantially change the principal occupation or business association they held when they were elected to the Board are expected to volunteer to resign from the Board in order to provide an opportunity for the Board, through the Nominating and Governance Committee, to review the appropriateness of continued Board membership under the circumstances.

        Our Corporate Governance Guidelines require any nominee for director in an uncontested election at our Annual Meeting to tender his or her resignation for consideration by the Nominating and Governance Committee if a majority of the votes represented by shares of the Company that are outstanding and entitled to vote in the election are designated to be "withheld" from or are voted "against" his or her election. The Nominating and Governance Committee will then evaluate the best interest of the Company and its stockholders and recommend to the Board of Directors the action to be taken with respect to any tendered resignation.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers

        The Board believes that stock ownership by its non-employee directors is an important component of its corporate governance policies. Our stock ownership guidelines for non-employee directors, which are set forth in full in our Corporate Governance Guidelines, require that each non-employee director, other than those designated by a significant investor, own at least the lesser of 20,000 shares or shares having a market value of $300,000 of our common stock by the fifth anniversary of the director's election to the Board and each anniversary thereafter. All of our non-employee directors who have served at least three years and are not Brookfield Designees meet the stock ownership guidelines.

        Executive officers are also subject to stock ownership guidelines, which are described below in "Compensation Discussion and Analysis."

Code of Business Conduct and Ethics

        The Board has adopted the Code of Conduct which is applicable to all employees, directors and officers of the Company and its subsidiaries and affiliates. The Code of Conduct includes a process and a toll-free telephone number for anonymous reports of potentially inappropriate conduct or potential violations of the Code of Conduct. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct for the Company's principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, by posting such information on the Company's website.

Insider Trading Policy

        The Company's Insider Trading Policy prohibits aggressive or speculative trading in our securities by our officers, directors and employees and their respective family members, including, but not limited to, short sales of GGP stock, the purchase of put or call options, or the writing of such options with respect to GGP securities. The policy also prohibits hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds that are designed to hedge or offset any decrease in the market value of the Company's securities. In addition, our officers, directors, employees and their respective family members may not pledge or otherwise use Company securities as collateral for a margin loan or any other loan where the obligation to repay such loan is affected by the value of the Company's securities, unless approved by the Compensation Committee of the Board of Directors.

Clawback Policy

        The Board has adopted a Clawback Policy that requires reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive's incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term "executive officer" means any officer who has been designated an executive officer by the Board.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

        As indicated below in "Security Ownership of Certain Beneficial Owners and Management," Brookfield beneficially owns 40.9% of the Company's common stock.

        On November 9, 2010, the Company entered into a Warrant Agreement with the American Stock Transfer & Trust Company, LLC, as successor warrant agent to Mellon Investor Services LLC (the "Warrant Agreement"), pursuant to which certain Brookfield affiliates hold warrants to purchase common stock of the Company. The Warrant Agreement was amended on March 28, 2013 to replace the right of warrant holders to receive cash from the Company under a change of control to the right to, instead, receive shares of the Company, changing the method of settlement. The Warrant Agreement was also amended on October 28, 2013 to revise certain administrative provisions.

        On December 9, 2011, GGP Limited Partnership, a Delaware limited partnership and indirect subsidiary of the Company ("GGPLP"), entered into a lease of 5,756 square feet of office space located at 1114 Avenue of the Americas, New York, New York at a fixed rental rate of $518,040 per year for years one through five and $546,820 for years six through ten (the "NY Office Lease") with 1114 6th Avenue Co. LLC, an affiliate of Brookfield. The NY Office Lease was entered into on an arm's-length basis, upon terms comparable to those that would have been reached on the open market.

        On September 12, 2013, the Company and GGPLP entered into a Stock Purchase Agreement with Pershing Square, L.P., Pershing Square II, L.P., PSRH, Inc. and Pershing Square Holdings, Ltd. (the "Pershing Entities") providing for the repurchase of 25,000,000 shares of the Company's common stock from the Pershing Entities at a purchase price of $20.00 per share for an aggregate purchase price of $500,000,000 (the "Pershing Repurchase"). Prior to the Pershing Repurchase, the Pershing Entities beneficially owned more than 5% of the Company's common stock.

        The transactions described above were reviewed and approved by the Audit Committee in accordance with our Related Party Transactions Policy described below.

Related Party Transactions Policy

        Our written Related Party Transactions Policy is designed to assist with the proper identification, review and disclosure of related party transactions. Under this policy, any transaction or proposed transaction between the Company and related parties is required to be disclosed to the Audit Committee, and the Audit Committee is responsible for reviewing and approving such transactions. The Audit Committee may only approve a transaction between the Company and a related party if the transaction is on terms that are comparable to terms the Company could obtain in an arm's-length transaction with an unrelated third party, and either the term of the transaction does not exceed one year or the Company can terminate the agreement evidencing the transaction upon reasonable notice to the related party. A related party for purposes of this policy means:

  •
  an officer or director of the Company;

  •
  a stockholder directly or indirectly beneficially owning in excess of 5% of the Company;

  •
  a person who is an immediate family member of, or shares a household with, an officer or director; or

  •
  an entity that is either wholly or substantially owned or controlled by someone listed above.

        This policy does not apply to transactions of a type in which all Company employees may participate, a transaction that involves compensation for services rendered to the Company as an employee or director, or a transaction that involves the conversion or redemption of outstanding interests in GGPLP.

 COMPENSATION OF DIRECTORS

        Directors who are our employees receive no fees for their services as directors. Non-employee directors receive an annual fee for their service on the Board and reimbursement of expenses incurred in attending meetings.

        The chart below sets forth the fee structure for non-employee directors from January 1, 2013 through December 31, 2013.

Annual fee paid to:
All non-employee Directors, including Chairman	$175,000	(1)
Chairman	$25,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$15,000
Nominating and Governance Committee Chair	$10,000
Equity Awards:
New Director Award	$75,000	(2)

(1)
Payable quarterly in arrears in cash and/or restricted stock in the proportion elected by each non-employee director before the end of the prior calendar year. The number of restricted shares to be issued pursuant to the 2010 Equity Plan is determined based on the closing price of the Company's common stock on the first trading day of the calendar year (rounded to the nearest whole share). The restricted stock will be granted at the beginning of each year, but will vest over the calendar year 25% on the last day of each calendar quarter. A non-employee director, other than those designated by a significant stockholder, must elect to receive at least 2/3 of his or her annual fee in the form of restricted stock if such director does not meet the thresholds set forth in the Company's Stock Ownership Guidelines for Non-Employee Directors (see "Corporate Governance—Important Governance Policies" for a description of our Stock Ownership Guidelines). If a director is no longer a director at the end of the calendar quarter, no cash payment for the quarter will be due to the director and the restricted shares scheduled to vest as of the end of that quarter and thereafter will be forfeited. If a non-employee director joins the Board mid-year, the entire amount of the annual fee for the remainder of the year shall be paid in cash.

(2)
The New Director Award vests one-third on the grant date and one-third on each of the first and second anniversaries of the grant date. The number of shares to be issued is determined based on the closing price of the Company's common stock on the trading day either on or after the grant date (rounded to the nearest whole share).

        All non-employee director compensation for 2014 is unchanged from 2013.

        The following table summarizes the compensation earned by or paid to each of our non-employee directors in 2013.

 2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)	Total ($)
Richard B. Clark*	181,766	(2)	—		—	181,766
Mary Lou Fiala	58,333		116,671		—	175,004
J. Bruce Flatt*(3)	—		—		—	—
John K. Haley	112,500	(4)	87,498		—	199,998
Daniel B. Hurwitz	62,772	(5)	74,998	(6)	—	137,770
Brian W. Kingston*	62,772	(7)	—	(8)	—	62,772
Cyrus Madon*(9)	—		—		—	—
David J. Neithercut	—		174,996		—	174,996
Mark R. Patterson	61,567	(10)	116,671		—	178,238
John G. Schreiber(11)	7,500		87,498		—	94,998

*
Denotes director designated by Brookfield.

(1)
This amount represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)
This amount represents $175,000 in Board fees paid and $6,766 in pro-rated Nominating and Governance Committee chair fees paid to Mr. Clark for serving as chair of the Nominating and Governance Committee through September 3, 2013.

(3)
Mr. Flatt elected to forego director compensation for 2013.

(4)
This amount represents $87,500 Board in fees paid and $25,000 in Audit Committee chair fees paid to Mr. Haley.

(5)
This amount represents pro-rated Board fees paid to Mr. Hurwitz from the time of his appointment to the Board on August 22, 2013 to the end of the year.

(6)
Mr. Hurwitz received a new director restricted stock award of 3,894 shares on August 22, 2013.

(7)
This amount represents pro-rated Board fees paid to Mr. Kingston from the time of his appointment to the Board on August 22, 2013 to the end of the year.

(8)
Mr. Kingston elected to forego the new director restricted stock award.

(9)
Mr. Madon elected to forego director compensation for 2013 and resigned from the Board on August 20, 2013.

(10)
This amount represents $58,333 in Board fees paid and $3,234 in pro-rated Nominating and Governance Committee chair fees paid to Mr. Patterson for serving as chair of the Nominating and Governance Committee from September 4, 2013 to the end of the year.

(11)
Mr. Schreiber resigned from the Board and Compensation Committee Chair on August 20, 2013. Amount shown for stock awards includes only the portion of award that vested prior to his resignation from the Board at which time the remainder of the award was forfeited.

        Directors are encouraged to periodically participate in appropriate programs, sessions or materials as to the responsibilities of directors of publicly-traded companies.

EXECUTIVE OFFICERS

        The executive officers of the Company are generally appointed by the Board annually and are currently as follows:

Name	Age	Position
Sandeep Mathrani	51	Chief Executive Officer
Michael B. Berman	56	Executive Vice President and Chief Financial Officer
Shobi Khan	48	Executive Vice President and Chief Operating Officer
Alan J. Barocas	65	Senior Executive Vice President, Leasing
Marvin J. Levine	64	Executive Vice President and Chief Legal Officer
Richard S. Pesin	50	Executive Vice President, Anchors, Development and Construction
James A. Thurston	41	Senior Vice President and Chief Accounting Officer

        Please see the "Proposal 1: Election of Directors" section for biographical information concerning Mr. Mathrani. Biographical information concerning the rest of our executive officers is set forth below.

        Michael B. Berman, 56, joined GGP in December 2011 and currently serves as Executive Vice President and Chief Financial Officer. From December 2005 until he joined GGP, Mr. Berman served as Executive Vice President and Chief Financial Officer of Equity LifeStyle Properties, Inc. ("ELS"). From September 2003 until December 2005, Mr. Berman served as Vice President, Chief Financial Officer and Treasurer of ELS. During 2003, Mr. Berman was an associate professor at the New York University Real Estate Institute. Mr. Berman was a managing director in the Investment Banking department at Merrill Lynch & Co. from 1997 to 2002. Mr. Berman is a member of the Columbia Business School Real Estate Advisory Board and a member of the Board of Directors of Brixmor Property Group, Inc. Mr. Berman received an M.B.A. from Columbia University Graduate School of Business, a J.D. from Boston University School of Law, and a B.A. from Binghamton University in New York.

        Shobi Khan, 48, joined GGP in June 2011 and currently serves as Executive Vice President and Chief Operating Officer. From December 2010 until he joined GGP, Mr. Khan served as the U.S. chief investment officer at Bentall Kennedy, a North American-based real estate advisory and services organization ("Bentall"), and from 2007 until December 2010 he served as chief investment officer of its predecessor. Mr. Khan also served on both Bentall and its predecessor's management group committee from 2007 until May 2011. From May 1996 until March 2007, Mr. Khan served as senior vice president of investments for Equity Office Properties Trust. Mr. Khan received an M.B.A. from the University of Southern California and a bachelor degree from the University of California at Berkeley.

        Alan J. Barocas, 65, joined GGP in January 2011 and currently serves as Senior Executive Vice President of Leasing. Mr. Barocas was the principal of Alan J Barocas and Associates, a retail real estate consulting group that he founded in May 2006, specializing in assisting retailers, developers and investment groups in the development, execution and assessment of their growth and investment strategies. Prior to May 2006, Mr. Barocas spent 25 years at Gap, Inc., the last 20 of which he held various executive positions in its real estate department including as Senior Vice President of Real Estate and Construction from October 2000 until his departure from Gap, Inc. in 2006. Mr. Barocas was a past trustee of ICSC. In January 2007, Mr. Barocas was named to the Board of Directors of Stage Stores, Inc. Mr. Barocas received a B.S. in Business Administration from the University at Albany.

        Marvin J. Levine, 64, joined GGP in January 2011 and currently serves as Executive Vice President and Chief Legal Officer. From 2002 until he joined GGP, he served as Of Counsel to Wachtel, Masyr & Missry, LLP. From 2000 through 2001 he served as partner of Blackwell Sanders Peper Martin, LLP. From 1994 until 1999 he served as a partner and member of the management committee of Wachtel, Masyr & Missry, LLP. Mr. Levine received a B.S. from Lehigh University and a J.D. from New York University.

        Richard S. Pesin, 50, joined GGP in January 2011 and currently serves as Executive Vice President of Anchors, Development and Construction. Mr. Pesin was Executive Vice President and Director of Retail Development for Forest City Ratner Companies. Mr. Pesin oversaw all aspects of retail development and leasing. With more than 25 years of experience in retail site acquisition, development, and leasing, Mr. Pesin led the company's program to bring innovative shopping centers to underserved urban markets. During his 15 year tenure with the company, Mr. Pesin was directly responsible for more than 4.5 million square feet of new development with a cost of more than $1.5 billion. In his executive role, he also remained closely involved with the ongoing operation and leasing of Forest City Ratner Companies' 4.5 million square foot retail portfolio. Mr. Pesin received a B.A. in Economics and Political Science from Duke University.

        James A. Thurston, 41, joined GGP in June 2011 and currently serves as Senior Vice President and Chief Accounting Officer. From 2004 until he joined GGP, Mr. Thurston served as Vice President Finance, International Operations of Simon Property Group. From 2001 until 2004, Mr. Thurston served as the SEC Consolidation Director at Simon Property Group. From 2000 to 2001, Mr. Thurston served as a Controller for an entrepreneurial internet venture. From 1994 to 2000, Mr. Thurston served as an auditor for Ernst & Young LLP. Mr. Thurston received a B.A. in Accounting from Michigan State University and an M.B.A. from the Kellogg School of Management at Northwestern University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        Our compensation philosophy and corporate governance standards are designed to align executive compensation with long-term stockholder interests. We focus on adhering to best practices in corporate governance and executive compensation policies. At the 2013 Annual Meeting of Stockholders, our stockholders, on an advisory basis, approved the compensation of our named executive officers ("NEOs") with 93% of the votes being cast in favor. The Compensation Committee reviewed these results and decided to continue the key elements of our executive compensation policies. Additionally, over the past year we revised or adopted several policies to further align our policies with good governance practices. Specifically, we revised our Insider Trading Policy to prohibit hedging, implemented a Clawback Policy covering incentive compensation paid to executive officers and added guidelines on executive stock ownership to our Corporate Governance Guidelines. These efforts are designed to provide for the management of the Company for the long-term benefit of its stockholders and enhance the creation of long-term stockholder value.

        This Compensation Discussion and Analysis discusses the compensation policies and decisions relating to our NEOs for 2013. This discussion should be read together with the compensation tables for the NEOs that can be found in this Proxy Statement following this discussion.

        For purposes of this Proxy Statement, our NEOs for 2013 include the following individuals, each of whom started with the Company in 2011:

  •
  Sandeep Mathrani, Chief Executive Officer;

  •
  Michael B. Berman, Executive Vice President and Chief Financial Officer;

  •
  Shobi Khan, Executive Vice President and Chief Operating Officer;

  •
  Alan Barocas, Senior Executive Vice President, Leasing; and

  •
  Richard Pesin, Executive Vice President, Anchors, Development and Construction.

  Performance Highlights

        2013 was a successful year for our company.

        Funds from Operations were $1.16 per share and $50 million higher than our initial expectations, even taking into account the strategic sale of our investment in Aliansce and partial sale of Grand Canal Shoppes. Commensurate with our earnings growth, during 2013 we increased the quarterly dividend 27% from 11 cents to 14 cents per quarter.

        Our key metric of permanent occupancy increased to 92% and the leased rate slightly exceeded 97%.

        We have identified over $2 billion of income producing redevelopment projects within our portfolio, over 80% of which is being invested into Class A malls. Our development pipeline includes the expansion of activities at Ala Moana Center and major planned expansions at Baybrook Mall, Staten Island Mall and Southwest Plaza.

        During the year, we recycled over $1 billion of capital from dispositions and refinancing proceeds into our high-quality mall portfolio by buying back stock and warrants as well as making some opportunistic property acquisitions.

        We believe our balance sheet positions the company for future growth. Our debt is laddered to help protect us from market disruptions and over 90% of our debt is at fixed interest rates, helping to insulate our earnings from interest rate volatility.

        In December 2013 we were added to Standard & Poor's 500 index.

        In 2014, we will continue executing our focused business plan of owning, managing, leasing, developing and redeveloping high quality retail properties in the United States. We believe our property portfolio will continue to be in demand by retailers to maintain and grow their businesses and by people seeking a safe and comfortable place to shop and a destination for entertainment and dining.

Compensation Policies and Objectives

        The primary goal of our executive compensation program is to attract, motivate and retain executives who possess the high quality skills and talent necessary to lead and, where appropriate, transform our business. We seek to foster a performance-oriented environment by directly linking a significant part of each executive officer's total compensation to short-term operating performance and long-term shareholder value creation. During 2013, the Compensation Committee conducted a thorough review of our compensation goals and policies, and overall compensation objectives, to ensure that our compensation programs continue to align executive compensation of key employees with the best interests of stockholders by rewarding performance based upon the attainment of annual financial and strategic goals. The Compensation Committee retained FPL Associates L.P. ("FPL"), an independent compensation consultant, to assist it in this review.

        The Compensation Committee has established the following objectives of our executive compensation policies:

        Total Compensation Should Be Competitive.    Competitiveness of the Company's compensation is a significant factor considered in establishing the Company's executive compensation. While the Compensation Committee evaluates and discusses compensation data provided by the consultant to help inform its decision making process, the Compensation Committee does not set compensation levels at any specific level or percentile against the peer group data. The Compensation Committee does not "benchmark" GGP's executive compensation levels, particularly on an individual basis, but rather evaluates overall pay in aggregate across the executive team. As described below, the peer group data is only a reference point taken into account by the Compensation Committee in determining compensation decisions.

        Alignment of Interests with the Company's Stockholders.    The Compensation Committee seeks to align compensation with business strategies focused on long-term growth and sustained shareholder value. Additionally, the Compensation Committee places a large portion of the NEOs' pay "at risk" and dependent upon the achievement of specific corporate and individual performance goals. The vast majority of pay is delivered in equity and only attains value if GGP's stock price increases over time. Equity incentive awards are subject to multi-year vesting schedules, which contribute to continuity and stability within the Company's executive leadership and encourage executives to act as owners with a tangible stake in the Company. The Company pays higher compensation when goals are exceeded and lower compensation when goals are not met.

        Compensation Must Be Commensurate with the Employee's Value to the Company.    Total compensation is higher for individuals with greater responsibility and greater ability to influence the Company's achievement of targeted results and strategic initiatives. Ideally, as position and responsibility increases, the proportion of an executive officer's total compensation that is based on Company performance objectives increases, while the proportion based on individual performance decreases.

        Compensation Must Be Transparent.    The Company's executive compensation program is intended to be transparent and easily identifiable.

        Executive Stock Ownership Guidelines.    The Compensation Committee believes that our executive officers should have a meaningful investment in Company common stock in order to more closely align their interests with those of our stockholders. Accordingly, the Compensation Committee has established a policy requiring minimum equity ownership, including options to purchase common stock, by our executive officers based on their position with the Company. Each executive officer (defined as an "officer" under Rule 16a-1(f) under the Securities Exchange Act of 1934) shall meet the specific share ownership requirements based on a multiple of base salary set forth in the following table by the fifth anniversary of the executive officer's appointment to his or her position.

Title	Multiple of Base Salary
Chief Executive Officer	5x
Executive Vice President	3x
Senior Vice President	2x

        The Company also has stock ownership guidelines for non-employee directors which are described under "Corporate Governance—Important Governance Policies" in this Proxy Statement.

        Clawback Policy.    As described above, the Company has adopted a Clawback Policy covering incentive compensation paid to our executive officers to further align management with the interests of stockholders over the long term.

Determining Compensation

        Compensation Committee Process.    Pursuant to its charter, the Compensation Committee, as a committee or together with the Board of Directors (or independent directors as appropriate), is responsible for the overall review, modification and approval of corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the other officers of the Company. The Compensation Committee may, in its sole discretion, retain or obtain the advice of compensation consultants as it deems necessary to assist in the evaluation of director or executive officer compensation and is directly responsible for the appointment, compensation and oversight of the work of any such compensation consultant.

        Engagement of Compensation Consultant.    In 2013, the Compensation Committee engaged FPL to perform a comprehensive compensation analysis of the Company's senior management and assist with the design and allocation of compensation programs. FPL received $70,400 in fees during 2013 for services related to executive compensation. FPL did not provide any non-compensation related services to management or the Company in 2013. The Compensation Committee has reviewed the services provided by FPL Associates in their entirety during 2013 and believes they did not raise any conflicts of interest.

        As part of its consideration as to the appropriateness of the executive officers' compensation, the Compensation Committee reviewed market data for executives in the retail (mall focused) sector classification of real estate companies and for executives in comparably-sized companies in other sectors of the public real estate industry. The market analysis largely consisted of the largest public REITs, many included in the S&P 500 index. The members in the peer group included companies that generally recruit individuals to fill senior management positions who are similar in skills and background to those we recruit. FPL's compensation review was based on information contained in FPL's proprietary database, which includes publicly filed compensation data from 2012, the NAREIT Compensation Survey (conducted by FPL) and other public and non-public sources.

        The following table provides the names and key information for each peer company as of December 31, 2012 (multi-year total stockholder return ("TSR") performance is annualized).

Company	Number of Employees	Total Area (sq. ft.)	Total Capitalization	2012 TSR	2-year TSR (FYE 12)
American Tower Corporation	2,432	NA	$39,393,154	30.4%	23.5%
AvalonBay Communities, Inc.	2,178	NA	$19,438,084	6.8%	12.9%
Boston Properties, Inc.	730	42,283,830	$26,996,285	8.6%	13.3%
Brookfield Office Properties Inc.	1,899	76,780,000	$24,092,298	12.4%	1.9%
Equity Residential	3,600	NA	$27,869,389	2.5%	7.5%
HCP, Inc.	149	NA	$29,449,671	14.2%	16.4%
Host Hotels & Resorts, Inc.	233	NA	$16,957,974	8.1%	-5.0%
Kimco Realty Corporation	635	NA	$13,153,005	23.9%	7.9%
Macerich Company	1,223	63,428,000	$14,205,280	19.8%	15.4%
Prologis, Inc.	1,445	525,100,000	$29,914,204	31.9%	11.1%
Public Storage	5,000	170,868,000	$28,213,509	11.3%	23.4%
Simon Property Group, Inc.	4,450	NA	$80,535,858	26.0%	29.7%
Taubman Centers, Inc.	665	25,285,000	$10,072,213	29.9%	28.4%
Ventas, Inc.	439	NA	$27,511,582	22.3%	15.9%
Vornado Realty Trust	4,428	73,760,000	$29,676,239	9.2%	2.0%
Westfield	3,800	104,982,840	$38,146,300	42.6%	11.2%
Median	1,672	75,270,000	$27,690,485	17.0%	13.1%
Mean	2,082	135,310,959	$28,476,565	18.7%	13.5%
75th Percentile	3,650	121,454,130	$29,735,730	27.0%	18.1%
GGP	1,670	141,188,004	$35,172,976	39.1%	17.8%
Percentile Rank	50th	79th	84th	98th	75th

        The Compensation Committee used FPL's competitive market compensation data to gain a greater understanding of market practices in connection with our overall compensation decisions and to evaluate the structure of our future compensation programs. For purposes of compensation decisions, the Compensation Committee does not target a single percentile or range of percentiles to be paid, or use peer compensation data to set precise pay levels by position, but rather uses this information in connection with its review of our executives' relative performance compared to their objectives in light of business conditions and developments during the year.

        Based on the comparative analysis performed by FPL, the aggregate annual compensation paid to our NEOs in 2012 fell between the median and 75th percentile of the peer group. However, on a size-adjusted basis when further comparing the aggregate level of compensation to total capitalization, the executives ranked materially consistent with the 25th percentile. These peer group comparisons do not reflect the January 2013 equity grants for 2012 performance, which would impact the percentiles presented.

        The Compensation Committee considered FPL's analysis and the objectives of the executive compensation program described above and concluded that the payments of cash and grants of incentive awards to the NEOs for 2013 discussed below under "Elements of Compensation" and the payments of cash and grants of incentive awards made to the other executive officers for 2013 were reasonable and consistent with the Company's philosophy and policies.

        Role of Mr. Mathrani in Establishing Compensation.    Mr. Mathrani plays a significant role in the compensation-setting process for executive officers other than himself. The most significant aspect of his role includes recommending the base salary and incentive awards of the other executive officers and evaluating the performance of the other executive officers. Mr. Mathrani regularly participated in meetings of the Compensation Committee to provide this information.

Elements of Compensation

        The Compensation Committee designs each of the elements of compensation for the NEOs to further the goals and policies set forth above and to support and enhance the Company's business strategy. The Committee considers all elements of the Company's executive compensation program holistically rather than each compensation element individually.

  •
  Base salary is designed to provide a minimum level of guaranteed pay.

  •
  Short-term incentives under the Incentive Compensation Plan reward short-term operating and financial performance.

  •
  Long-term incentives under the 2010 Equity Incentive Plan (the "2010 Equity Plan"), are designed to align management interests with the interests of the Company's stakeholders and reward continued excellence and long-term growth.

        In determining the base salary and the threshold, target, and maximum short-term cash incentives and long-term equity incentives for each NEO for a given year, the Compensation Committee generally considers a number of factors on a subjective basis, including:

  •
  the scope of the officer's responsibilities within the Company and in relation to comparable officers at various companies within the peer group referred to above;

  •
  the experience of the officer within our industry and at the Company;

  •
  performance of the named executive officer and his or her contribution to the Company;

  •
  the Company's financial budget and general level of wage increases throughout the Company for the coming year;

  •
  a review of historical compensation information for the individual officer;

  •
  a subjective determination of the compensation needed to motivate and retain that individual;

  •
  the recommendations of the Chief Executive Officer; and

  •
  data regarding compensation paid to officers with comparable titles, positions or responsibilities at REITs that are considered by the Compensation Committee to be comparable for these purposes.

        An officer's target compensation is not mechanically set to be a particular percentage of the peer group average, however, the Compensation Committee does review the officer's compensation relative to the peer group to help the Compensation Committee perform the subjective analysis described above. Peer group data is not used as the determining factor in setting compensation for the following reasons: (a) the officer's role and experience within the Company may be different from the role and experience of comparable officers at the peer companies; (b) the average actual compensation for comparable officers at the peer companies may be the result of a year of over performance or under performance by the peer group; and (c) the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular officer should be made based on the full review described above.

        The Company does not have specific, proportionate ratios to define the relative total compensation between the individual named executive officers, although the Compensation Committee from time to time does review the relationship in pay between executive officers to assure that relative compensation levels are appropriate and are designed to effectively motivate and retain executives.

        In setting the total compensation of our NEOs, the Compensation Committee considers, for each NEO, the approximate proportions of the different elements of total compensation that would be earned if compensation targets were achieved.

        The allocation between base salary, short-term cash incentives and long-term equity incentives is determined by the Compensation Committee based upon its general consideration of the executive's level within our organization. At the more senior levels, less of an officer's total compensation is fixed and more is variable (i.e., in the form of cash bonuses and long-term equity awards). A significant percentage of the compensation for our NEOs for 2013 was composed of time-vesting stock options for the following reasons: (i) we believe that the interests of these executives should be closely aligned with the interests of our stockholders; (ii) we want these individuals to maintain a long-term focus for the Company; and (iii) this type of pay arrangement is generally consistent with the compensation practices of our peer companies.

        Base Salary.    Base salary amounts are based on an evaluation of each executive officer's experience, position and responsibility, as well as competitive pay levels and general economic conditions and other factors deemed relevant by the Compensation Committee. Base salaries for 2013 and 2014 were not increased from amounts set for 2012. The base salaries for each NEO are as follows:

Name	Base Salary
Sandeep Mathrani	$1,200,000
Michael B. Berman	$750,000
Shobi Khan	$750,000
Alan J. Barocas	$750,000
Richard S. Pesin	$750,000

        Incentive Compensation Plan.    The annual incentive component of compensation is designed to align executive officer pay with short-term financial results that the Compensation Committee believes will yield long-term stockholder value. In April 2011, the Compensation Committee approved the Incentive Compensation Plan (the "Incentive Compensation Plan") to promote the growth in value of the Company. The Incentive Compensation Plan provides an annual award based on the achievement of performance goals determined by the Compensation Committee based on specific goals that are employee focused, financial focused, relationship focused and performance focused, as described more fully below, and such other standards as the Compensation Committee determines to be appropriate.

The Incentive Compensation Plan is administered by the Compensation Committee, which may delegate administration of the Incentive Compensation Plan to the Chief Executive Officer.

        Under the Incentive Compensation Plan, each NEO has a stated target bonus opportunity and a maximum opportunity that shall not exceed two times the target amount. None of our NEOs were eligible for a guaranteed bonus for performance in 2013. The following table shows the target annual incentive bonus for 2013 performance for each of our NEOs and the actual award earned, in each case expressed as a percentage of base salary and as a dollar amount.

Name	Target Annual Bonus (as a % of Salary)	Target Annual Bonus Amount ($)	Annual Bonus Received (as a % of Salary)	Amount of Bonus Received ($)
Sandeep Mathrani	125%	1,500,000	250%	3,000,000
Michael B. Berman	100%	750,000	133%	1,000,000
Shobi Khan	100%	750,000	133%	1,000,000
Alan J. Barocas	100%	750,000	133%	1,000,000
Richard S. Pesin	100%	750,000	133%	1,000,000

        In February 2013, the Compensation Committee established objectives for Mr. Mathrani for 2013. The following discussion identifies the objectives and describes the progress that was made in achieving those objectives during 2013. As described below, the Compensation Committee assessed the achievement of these objectives in November 2013; therefore the discussion below for certain of the objectives includes progress toward achieving the objectives at that point in time (in some cases based on September 30, 2013 financial data) and the forecast of achieving certain objectives through year end 2013.

Objective 1:	Permanent Occupancy. Increase in-place mall portfolio permanent occupancy to 92%.
Discussion:	Consistent with management's forecast in November 2013, permanent occupancy increased to 92% as of December 31, 2013, achieving this objective.
Objective 2:	Suite-to-Suite Lease Spreads. Achieve initial suite-to-suite lease spreads of at least 8% for leases commencing in 2013 and beyond.
Discussion:
During 2013, the Company achieved suite-to-suite lease spreads of approximately 11.1% on approximately 8.5 million square feet of suite-to suite leases commencing in 2013 and 2014, with approximately 5.0 million commencing in 2013 at a spread of 11.9%, and the remaining 3.5 million feet scheduled to commence in 2014 at a spread of 10.0%. Therefore, this objective was achieved.
Objective 3:	EBITDA. Exceed EBITDA of $2.070 billion.
Discussion:
The original goal of $2.070 billion was reduced as a result of dispositions related to Aliansce $54 million, Grand Canal $22 million and Eden Prairie $11 million, for an updated target of $1.983 billion. Our 2013 EBITDA was $2.015 billion, achieving this objective.

Objective 4:	Redevelopment Planning. Commence redevelopment plans of $900 million out of the $1.6 billion pipeline ($1.5 billion at share), with overall stabilized yields of at least 9%.
Discussion:
The development pipeline includes approximately $1.3 billion of projects open or under construction, with approximately $550 million invested to date. The expected return on these projects is approximately 12% on open projects and 8 to 10% on projects under construction or in our pipeline, which average 9% to 11% for all projects (cash on cash first year stabilized). During the year, Mr. Mathrani, along with management, reviewed certain significant projects with the Board. Based on their review, the Compensation Committee determined that this objective was achieved in 2013.
Objective 5:	Redevelopment Financial Details. Summarize the financial detail on all major redevelopment properties, and put in place a clear tracking mechanism of progress and issues.
Discussion:	During 2013, a cost-management software which allows the development and accounting groups of the Company to track expenses and timing for specific projects was implemented, achieving this objective.
Objective 6:	Mortgage Refinancings. Complete $3.0 billion of mortgage financings.
Discussion:
Before assessing Mr. Mathrani's achievement of this objective for 2013, the Compensation Committee adjusted the objective from $3.0 billion to $4.0 billion after the first quarter of 2013 because the term loan was launched in March 2013, adding $1.5 billion to our original plan.

During 2013, the Company completed $5.6 billion in mortgage financings at share, generating approximately $1.5 billion in net proceeds at share, achieving this objective after giving effect to the upward adjustments made by the Compensation Committee.
Objective 7:	Brazil Investments. Develop a strategy for Brazil.
Discussion:
During 2013, Mr. Mathrani, along with management, presented the Board with a strategy for its Brazilian investments. The Company closed on the sale of its interest in Aliansce Shopping Centers S.A. meeting this objective.
Objective 8:	Property Ranking: Rank properties in highest growth to lowest growth order and develop a plan for recycling capital from low growth properties.
Discussion:
During 2013, the Company disposed of five lower-productivity malls for gross proceeds of $240 million. The Company ranks its properties in terms of growth and determines a recycling plan that maximizes cash flow and minimizes taxable gains in connection with its annual budget process. The Compensation Committee determined that this objective was achieved in 2013.
Objective 9:	Board and Management Interaction. Promote more direct one-on-one interaction between Board members and the senior management team.
Discussion:
During 2013, members of the senior management team attended several events scheduled around Board meetings and presented at Board meetings. The Company plans to continue with these types of interaction in the future. As a result, this objective was achieved.

        In assessing Mr. Mathrani's achievement of the established objectives for 2013, the Compensation Committee determined that Mr. Mathrani accomplished each of the objectives set forth above for the reasons stated in the discussion above. On the basis of the assessment described above, the Compensation Committee awarded Mr. Mathrani a bonus of $3,000,000, representing 200% of his target bonus, which target bonus represents 125% of his base salary for 2013.

        With the input of Mr. Mathrani, the Compensation Committee also reviewed the performance of the Company's other executive officers, including the other NEOs, against the same set of objectives, to the extent applicable to the executive officer:

  •
  Mr. Berman had his performance assessed against the EBITDA, Mortgage Refinancings, and Board and Management Interaction objectives.

  •
  Mr. Barocas had his performance assessed against the EBITDA, Permanent Occupancy, suite-to-suite lease spreads, and Board and Management Interaction objectives.

  •
  Mr. Khan had his performance assessed against the EBITDA, Brazil Investments, Property Ranking, and Board and Management Interaction objectives.

  •
  Mr. Pesin had his performance assessed against the EBITDA, Redevelopment Planning, Redevelopment Financials, and the Board and Management Interaction objectives.

        On the basis of the assessments of the goals described above, the Compensation Committee awarded each of Messrs. Berman, Khan, Barocas and Pesin a bonus of $1,000,000, representing 133% of their target bonus, which target bonus represents 100% of their base salary for 2013.

        Equity Awards.    On October 27, 2010, the Company adopted the form of the 2010 Equity Plan, which provides for grants of stock-based awards and performance-based compensation (individually each an "Award" and, collectively, the "Awards") to directors, officers and other employees of the Company. The purpose of the Awards is to attract, retain and motivate the Company's directors, officers and employees by providing them with a proprietary interest in the Company's long-term success or compensation based on the attainment of performance goals.

        The objectives of the Company's long-term incentive compensation program are to:

  •
  reward achievement over a multi-year period;

  •
  focus executives on the shareholder return performance of the Company, which together with our stock ownership guidelines, aligns the interests of executives with those of our shareholders; and

  •
  provide a retention mechanism through multi-year vesting.

        The Committee oversees grants of long-term incentives. A target long-term incentive award value is established for each executive as a multiple of base salary. The Committee determines the target grant amounts using factors similar to those used in setting annual incentive targets, including the executive's level of responsibility within the Company and internal and external equity considerations.

        Stock options reward our executives for increases in the value of our common stock. They are "pay-for-performance" and aligned with shareholder interests because they have no value unless the share price appreciates. The multi-year vesting of our stock options also serves as a retention incentive for our executives.

        Upon review of the objectives described above, in November 2013 the Committee granted each of our NEOs an Award, comprised of non-qualified stock options. The Committee determined these Awards after consideration of the factors used in setting annual incentive targets, including the executive's level of responsibility within the Company, allocation and achievement of the objectives described above, and internal and external considerations. The Committee did not assign priority or weight to any single factor or objective, but, in making its determination, considered the achievement of targets and objectives it considered appropriate for each executive as noted above.

        The following table shows each NEO's equity incentive award for 2013 performance granted in November 2013. Also included in the table is each NEO's equity incentive award for 2012 performance granted in January 2013. None of our NEOs were granted Awards in 2012.

	Long-Term Equity Incentive Award of Non-Qualified Stock Options
Name	January 2013(1)	November 2013(2)
Sandeep Mathrani	1,400,000	2,000,000
Michael B. Berman	473,684	600,000
Shobi Khan	394,737	600,000
Alan J. Barocas	315,789	300,000
Richard S. Pesin	315,789	300,000

For a description of the Awards granted to the NEOs and their terms, see the "Outstanding Equity Awards at Fiscal Year End 2013" table on page 41.

(1)
These options vest over five years in 20% increments beginning on the first anniversary of the date of grant.

(2)
These options vest over four years in 25% increments beginning on the first anniversary of the date of grant.

2013 Total Compensation

        In order to provide our shareholders with a more complete picture of the compensation of our NEOs that is consistent with the way the Compensation Committee views our compensation program, we are providing supplemental compensation information not required by the SEC. The table below shows each NEO's salary, bonus, and annual long-term equity incentive award value for services performed in 2013. This table, in contrast to the Summary Compensation Table on page 38, excludes equity awards granted in 2013 for services performed in 2012.

Name	Salary ($)	Annual Cash Incentive Award ($)	Long-Term Equity Incentive Award Value ($)(1)	Total Compensation ($)
Sandeep Mathrani	1,200,000	3,000,000	9,860,000	12,860,000
Michael B. Berman	750,000	1,000,000	2,958,000	4,708,000
Shobi Khan	750,000	1,000,000	2,958,000	4,708,000
Alan J. Barocas	750,000	1,000,000	1,479,000	3,229,000
Richard S. Pesin	750,000	1,000,000	1,479,000	3,229,000

(1)
These amounts represent stock option awards granted on November 12, 2013 to each of our NEOs for services performed in 2013. Each option had a grant date fair value of approximately $4.93 based on the Black Scholes valuation model.

Equity Grant Practices

        We prohibit insider trading and require pre-clearance by the Company's Compliance Officer in connection with any purchase, sale or similar transaction to be made in any of the Company's securities by directors or executive officers or their respective family members. Further, we prohibit aggressive and speculative trading in, or hedging of, our securities by our officers, directors and employees and their respective family members, including, but not limited to, short sales of GGP stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to GGP stock. Except as described below with respect to Mr. Mathrani's initial grant of options, the exercise price of each stock option awarded under our equity plans is the closing price of our common stock on the NYSE on the date of grant. Equity awards are subject to the Company's Clawback Policy described above.

Retirement Benefits

        The Company does not provide any defined benefit pension benefits or supplemental pension benefits to executive officers.

Other Benefits

        Our executive officers have the option to participate in various employee benefit programs, including medical and dental benefit programs. These benefit programs are generally available to all employees of the Company. We also provide all employees of the Company whose customary employment is more than 20 hours per week, including our executive officers, with the opportunity to purchase our common stock through payroll deductions at a 15% discount through our Employee Stock Purchase Plan, which was approved by our stockholders at the 2012 Annual Meeting.

Perquisites

        Except in very limited circumstances, the Company's executive officers do not receive perquisites or other benefits that are not available to all of the Company's employees. In connection with his retention, Mr. Mathrani became eligible for reimbursement of relocation expenses, in the maximum amount of $350,000 incurred through December 31, 2012, for which Mr. Mathrani was reimbursed for less than $210,000 total. See the "Summary Compensation Table" below for more information on perquisites and relocation expense reimbursement.

Impact of Regulatory Requirements on Compensation

        Section 162(m).    The Compensation Committee considered the anticipated tax treatment to the Company and our executive officers of various payments and benefits. The Compensation Committee determined not to limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will monitor the impact to the Company and consider whether any changes in the Company's programs are warranted. However, the Compensation Committee may continue to approve compensation that does not meet the requirements of Section 162(m) if necessary to attract new hires or to ensure competitive levels of total compensation for the executive officers.

Compensation Committee Report

        We, the undersigned members of the Compensation Committee of the Board of Directors of GGP, have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and consultation with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in GGP's Annual Report on Form 10-K for the year ended December 31, 2013.

J. Bruce Flatt (Chair)
Mary Lou Fiala
John K. Haley
Daniel B. Hurwitz

Summary Compensation Table

        The following table provides information on the compensation of the Company's NEOs for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year		Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)		All Other Compensation ($)(7)	Total ($)
Sandeep Mathrani	2013		1,200,000	3,000,000	—	17,322,000	(3)	580,608	22,102,608
Chief Executive Officer	2012		1,200,000	2,000,000	—	—		1,016,358	4,216,358
	2011		1,153,846	1,500,000	—	3,877,324		2,200,476	8,731,646
Michael B. Berman	2013		750,000	1,000,000	—	5,482,736	(3)	37,934	7,270,670
Executive Vice President	2012		750,000	800,000	—	—		54,500	1,604,500
and Chief Financial Officer	2011	(4)	34,615	—	718,500	1,836,200		452,000	3,041,315
Shobi Khan	2013		750,000	1,000,000	—	5,061,948	(3)	20,100	6,832,048
Executive Vice President	2012		750,000	800,000	—	—		12,700	1,562,700
and Chief Operating Officer	2011	(5)	418,269	700,000	—	3,510,160		552,000	5,180,429
Alan J. Barocas	2013		750,000	1,000,000	—	3,162,155	(3)	20,100	4,932,255
Senior Executive Vice	2012		750,000	800,000	—	—		12,700	1,562,700
President, Leasing	2011	(6)	721,154	750,000	—	3,532,960		164,250	5,168,364
Richard S. Pesin	2013		750,000	1,000,000	—	3,162,155	(3)	16,800	4,928,955
Executive Vice President,	2012		750,000	800,000	—	—		12,700	1,562,700
Anchors, Development and	2011	(6)	721,154	750,000	—	3,532,960		14,250	5,018,364
Construction

(1)
The cash bonuses earned for 2011 were paid in January 2012 pursuant to the Incentive Compensation Plan. The cash bonuses earned for 2012 were paid in December 2012. The cash bonuses earned for 2013 were paid in January 2014. See the "Compensation Discussion and Analysis" above for a description of the Company's Incentive Compensation Plan.

(2)
These amounts represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards and options pursuant to the Company's 2010 Equity Plan. Assumptions used in the calculation of these amounts are included in the footnote "Stock-Based Compensation Plans" included in the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
Each NEO received two equity incentive awards in 2013. The first award was granted on January 7, 2013 for 2012 performance. The second award was granted on November 12, 2013 for 2013 performance. The 2013 "Option Awards" amounts in the Summary Compensation Table equal the sum of both awards for each NEO. None of our NEOs were granted equity incentive awards in 2012. See the "Compensation Discussion and Analysis" above for additional information on the equity incentive awards.

(4)
Mr. Berman commenced employment on December 15, 2011.

(5)
Mr. Khan commenced employment on June 13, 2011.

(6)
Messrs. Barocas and Pesin commenced employment on January 17, 2011.

(7)
The following table describes the components of the "All Other Compensation" column for fiscal years 2011, 2012 and 2013:

All Other Compensation Table

Name	Year	401(k) Matching Contribution($)	Sum of Dividends on Restricted Stock($)	Relocation Expenses($)		Signing Bonus($)	Other($)		Total($)
Sandeep Mathrani	2013	12,750	480,000	—		—	87,858	(2)	580,608
	2012	12,500	836,000	108,365	(1)	—	59,493	(2)	1,016,358
	2011	9,231	1,020,000	92,607	(1)	1,000,000	78,638	(2)	2,200,476
Michael B. Berman	2013	12,750	17,834	—		—	7,350	(6)	37,934
	2012	12,500	41,800	—		—	200	(3)	54,500
	2011	—	—	—		450,000	2,000	(4)	452,000
Shobi Khan	2013	12,750	—	—		—	7,350	(6)	20,100
	2012	12,500	—	—		—	200	(3)	12,700
	2011	—	—	—		550,000	2,000	(4)	552,000
Alan J. Barocas	2013	12,750	—	—		—	7,350	(6)	20,100
	2012	12,500	—	—		—	200	(3)	12,700
	2011	12,250	—	150,000	(5)	—	2,000	(4)	164,250
Richard S. Pesin	2013	12,750	—	—		—	4,050	(7)	16,800
	2012	12,500	—	—		—	200	(3)	12,700
	2011	12,250	—	—		—	2,000	(4)	14,250

(1)
Pursuant to the terms of Mr. Mathrani's employment agreement, the Company agreed to reimburse Mr. Mathrani for reasonable relocation expenses through the end of 2012 and not to exceed $350,000. These amounts represent the amount Mr. Mathrani incurred in each of 2011 and 2012.

(2)
Pursuant to the terms of Mr. Mathrani's employment agreement, the Company agreed to pay Mr. Mathrani's life insurance coverage premiums for the duration of his employment period which totaled $12,572 for 2013, $10,914 for 2012 and $10,166 for 2011. This amount also includes allocations to Mr. Mathrani in each of 2013, 2012 and 2011 for personal use of a car leased by the Company ($5,669, $5,669 and $11,424, respectively), utilization of an assistant's time for personal purposes in each of 2013, 2012 and 2011 ($62,267, $42,710 and $55,048, respectively), and dividends related to preferred stock of certain GGP REIT subsidiaries in 2013 and 2012 ($850 and $200 respectively). Additionally, he was awarded preferred stock of certain GGP REIT subsidiaries valued at $6,500 in 2013 and $2,000 in 2011.

(3)
These amounts represent dividends related to preferred stock of certain GGP REIT subsidiaries.

(4)
These amounts represent awards of preferred stock of certain GGP REIT subsidiaries.

(5)
Pursuant to the terms of Mr. Barocas' employment arrangement, the Company agreed to reimburse Mr. Barocas for reasonable relocation expenses not to exceed $150,000.

(6)
Amount represents $850 of dividends related to preferred stock of certain GGP REIT subsidiaries and $6,500 from awards of preferred stock of certain GGP REIT subsidiaries.

(7)
Amount represents $550 of dividends related to preferred stock of certain GGP REIT subsidiaries and $3,500 from awards of preferred stock of certain GGP REIT subsidiaries.

Grants of Plan-Based Awards for Fiscal Year Ended 2013

        The following table provides information on incentive awards made to the NEOs in 2013. These incentive awards were made pursuant to the Incentive Compensation Plan and the 2010 Equity Plan, which are described under "Compensation Discussion and Analysis." Actual amounts paid under the Incentive Compensation Plan for 2013 are set forth in the Summary Compensation Table on page 24.

					All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Grant Date Fair Value of Stock and Option Awards($)
							Exercise or Base Price of Option Awards($/Sh)
Name	Grant Date	Threshold($)	Target($)	Maximum($)
Sandeep Mathrani
Option Grants under 2010 Equity Plan	01/07/2013	—	—	—	—	1,400,000	19.24	7,462,000
	11/12/2013	—	—	—	—	2,000,000	20.61	9,860,000
Stock Grants under 2010 Equity Plan	—	—	—	—	—	—	—	—
Incentive Compensation Plan	—	—	1,500,000	3,000,000	—	—	—	—
Michael B. Berman
Option Grants under 2010 Equity Plan	01/07/2013	—	—	—	—	473,684	19.24	2,524,736
	11/12/2013	—	—	—	—	600,000	20.61	2,958,000
Stock Grants under 2010 Equity Plan	—	—	—	—	—	—	—	—
Incentive Compensation Plan	—	—	750,000	1,500,000	—	—	—	—
Shobi Khan
Option Grants under 2010 Equity Plan	01/07/2013	—	—	—	—	394,737	19.24	2,103,948
	11/12/2013	—	—	—	—	600,000	20.61	2,958,000
Stock Grants under 2010 Equity Plan	—	—	—	—	—	—	—	—
Incentive Compensation Plan	—	—	750,000	1,500,000	—	—	—	—
Alan J. Barocas
Option Grants under 2010 Equity Plan	01/07/2013	—	—	—	—	315,789	19.24	1,683,155
	11/12/2013	—	—	—	—	300,000	20.61	1,479,000
Stock Grants under 2010 Equity Plan	—	—	—	—	—	—	—	—
Incentive Compensation Plan	—	—	750,000	1,500,000	—	—	—	—
Richard S. Pesin
Option Grants under 2010 Equity Plan	01/07/2013	—	—	—	—	315,789	19.24	1,683,155
	11/12/2013	—	—	—	—	300,000	20.61	1,479,000
Stock Grants under 2010 Equity Plan	—	—	—	—	—	—	—	—
Incentive Compensation Plan	—	—	750,000	1,500,000	—	—	—	—

(1)
Under the terms of the Incentive Compensation Plan, the percentage of each executive's target award payable is based on the corresponding percentage of Budget EBITDA Achieved (as defined in the Incentive Compensation Plan) in the chart below.

	Percentage of Budget EBITDA Achieved	Percentage of Target Award
Threshold	90%	0%
Target	100%	100%
Maximum	≥110%	200%

  In the event the Percentage of Budget EBITDA Achieved is between two levels, the amount to be distributed shall be calculated on a straight line interpolation basis between the two levels. All three payout scenarios assume that no discretion is exercised to increase or decrease the executive's payout. Notwithstanding the exercise of discretion, no executive may receive more than 200% of his Target Award under the Incentive Compensation Plan.

 Outstanding Equity Awards at Fiscal Year-End 2013

        The following table provides information concerning the number and value of outstanding stock options and restricted stock held by the NEOs at December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Sandeep Mathrani	1,500,000	500,000	(2)	9.69	10/27/2020	—		—
	—	—		—	—	1,000,000	(3)	20,070,000
	352,940	529,413	(4)	14.76	08/02/2021	—		—
	—	1,400,000	(5)	19.24	01/07/2023	—		—
	—	2,000,000	(6)	20.61	11/12/2023	—		—
Michael B. Berman	160,000	240,000	(7)	13.81	12/15/2021	—		—
	—	—		—	—	16,667	(8)	334,507
	—	473,684	(5)	19.24	01/07/2023	—		—
	—	600,000	(6)	20.61	11/12/2023	—		—
Shobi Khan	160,000	240,000	(9)	15.27	06/13/2021	—		—
	160,000	240,000	(4)	14.76	08/02/2021	—		—
	—	394,737	(5)	19.24	01/07/2023	—		—
	—	600,000	(6)	20.61	11/12/2023	—		—
Alan J. Barocas	200,000	200,000	(10)	14.11	01/24/2021	—		—
	160,000	240,000	(4)	14.76	08/02/2021	—		—
	—	315,789	(5)	19.24	01/07/2023	—		—
	—	300,000	(6)	20.61	11/12/2023	—		—
Richard S. Pesin	200,000	200,000	(10)	14.11	01/24/2021	—		—
	160,000	240,000	(4)	14.76	08/02/2021	—		—
	—	315,789	(5)	19.24	01/07/2023	—		—
	—	300,000	(6)	20.61	11/12/2023	—		—

(1)
This amount represents the value of the shares of common stock that have not vested based on the closing price per share of our common stock on the NYSE on December 31, 2013 ($20.07).

(2)
Represents options granted pursuant to the 2010 Equity Plan on October 27, 2010. These options vest over four years at 25% increments beginning on the first anniversary of the date of grant and vest in full on October 27, 2014.

(3)
Represents shares granted pursuant to the 2010 Equity Plan on November 9, 2010. These shares vest over four years, vesting one-third on the first anniversary of the date of grant and two-thirds on the fourth anniversary of the date of grant and vest in full on November 9, 2014.

(4)
Represents options granted pursuant to the 2010 Equity Plan on August 2, 2011. These options vest over five years at 20% increments beginning on the first anniversary of the date of grant and vest in full on August 2, 2016.

(5)
Represents options granted pursuant to the 2010 Equity Plan on January 07, 2013. These options vest over five years at 20% increments beginning on the first anniversary of the date of grant and vest in full on January 07, 2018.

(6)
Represents options granted pursuant to the 2010 Equity Plan on November 12, 2013. These options vest over four years at 25% increments beginning on the first anniversary of the date of grant and vest in full on November 12, 2017.

(7)
Represents options granted pursuant to the 2010 Equity Plan on December 15, 2011. These options vest over five years at 20% increments beginning on the first anniversary of the date of grant and vest in full on December 15, 2016.

(8)
Represents shares granted pursuant to the 2010 Equity Plan on December 15, 2011. These shares vest over three years, vesting one-third on each anniversary of the date of grant and vest in full on December 15, 2014.

(9)
Represents options granted pursuant to the 2010 Equity Plan on June 13, 2011. These options vest over five years at 20% increments beginning on the first anniversary of the date of grant and vest in full on June 13, 2016.

(10)
Represents options granted pursuant to the 2010 Equity Plan on January 24, 2011. These options vest over four years at 25% increments beginning on the first anniversary of the date of grant and vest in full on January 24, 2015.

Option Exercises and Stock Vested for Fiscal Year Ended 2013

        The following table provides information on option exercises under all plans during the fiscal year ended December 31, 2013 by each of the NEOs and restricted stock that vested during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Sandeep Mathrani	—	—	—	—
Michael B. Berman	—	—	16,667	$340,007
Shobi Khan	—	—	—	—
Alan J. Barocas	—	—	—	—
Richard S. Pesin	—	—	—	—

(1)
This amount represents the closing price per share of our common stock on the NYSE on the vesting date, multiplied by the number of shares vested.

Potential Payments Upon Termination of Employment or Change in Control

        On October 27, 2010, the Company entered into an employment agreement with Sandeep Mathrani, pursuant to which Mr. Mathrani agreed to serve, for an initial five-year term commencing on January 17, 2011, as Chief Executive Officer of the Company. The term of the agreement automatically renews for additional one-year periods thereafter unless either party provides notice of non-renewal at least 90 days prior to the end of the initial term or renewal term, as applicable. Under Mr. Mathrani's employment agreement, if the Company terminates Mr. Mathrani's employment without "cause" or does not renew the employment agreement following the initial term, or if Mr. Mathrani terminates his employment for "good reason" (as such terms are defined in his employment agreement), then Mr. Mathrani is eligible to receive:

  •
  2 years of salary continuation;

  •
  2 times his annual bonus for the previous year;

  •
  pro rata annual bonus for the year of termination (based on his annual bonus for the previous year);

  •
  full vesting of the Awards described below under "Employment Arrangements for Executive Officers";

  •
  vesting of the portion of the annual Awards that would otherwise vest during the two year period following termination; and

  •
  2 years of welfare benefit continuation.

        If Mr. Mathrani's employment is terminated due to death or disability, then Mr. Mathrani is eligible to receive a pro rata annual bonus for the year of termination (based on his annual bonus for the previous year) and full vesting of all Awards.

        All of the Company's executive officers, except for Mr. Mathrani, are "at-will" employees. Although the NEOs described in this section, except for Mr. Mathrani, are at-will employees, each one is eligible to receive severance payments if his employment is terminated by us "without cause":

  •
  For Mr. Khan, the severance payment is equal to his annual base salary plus a pro rata annual bonus for the year of termination (based on the target bonus for the current year).

  •
  For Messrs. Barocas and Pesin, the severance payment is equal to six months of the officer's annual base salary plus a pro rata annual bonus for the year of termination (based on the target bonus for the current year).

  •
  For Mr. Berman, if terminated by us without cause prior to the vesting of his initial Award of 400,000 stock options, which occurs on December 15, 2016, he is eligible to receive the following benefits:

  •
  a severance payment equal to two years' base salary and two times his target bonus for the current year;

  •
  his initial Award of 50,000 shares of restricted stock will vest immediately; and

  •
  80,000 stock options of his initial Award of 400,000 stock options shall vest on the termination date.

        In addition, under the 2010 Equity Plan, (1) in the event of a termination of service due to death, disability or retirement, any unvested stock options and restricted stock awards immediately terminate and, in the case of stock options, the vested portion remains exercisable until the earlier of three years following such termination of service or the expiration of any such stock options; and (2) in the event of a termination of service for any other reason, any unvested stock options and restricted stock awards immediately terminate and, in the case of stock options, the vested portion remains exercisable until the earlier of one year following such termination of service or the expiration of any such stock options.

        The following table illustrates the payments that we estimate would be payable to each of our NEOs on termination of employment under each of the circumstances described in the table, assuming the termination occurred on December 31, 2013. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment. The value of early vesting of Awards has been calculated based on the closing price of our common stock on December 31, 2013 of $20.07.

Estimated Payments Upon Termination of Employment on December 31, 2013

Name	Cash Severance	Pro rata Bonus	Early Vesting of Awards		Welfare Benefits		Total
Sandeep Mathrani:
Termination by the Company Without Cause or by Mr. Mathrani for Good Reason	$6,400,000	$2,000,000	$27,598,922	(1)	$55,000	(3)	$36,053,922
Termination due to Death or Disability	—	$2,000,000	$27,598,922	(1)	—		$29,598,922
Michael Berman:
Termination by the Company Without Cause	$3,000,000	—	$835,307	(2)	—		$3,835,307
Shobi Khan:
Termination by the Company Without Cause	$750,000	$750,000	—		—		$1,500,000
Alan Barocas:
Termination by the Company Without Cause	$375,000	$750,000	—		—		$1,125,000
Richard Pesin:
Termination by the Company Without Cause	$375,000	$750,000	—		—		$1,125,000

(1)
This amount represents full vesting of 1,000,000 unvested restricted shares ($20,070,000), full vesting of options to purchase 500,000 shares of common stock at $9.69 per share ($5,190,000), full vesting of options to purchase 352,942 shares of common stock at $14.76 per share ($1,874,122), full vesting of options to purchase 560,000 shares of common stock at $19.24 per share ($464,800), and full vesting of options to purchase 1,000,000 shares of common stock at $20.61 per share ($0), to the extent unvested.

(2)
This amount represents full vesting of 16,667 unvested restricted shares ($334,507) and vesting of options to purchase 80,000 shares of common stock at $13.81 per share ($500,800).

(3)
This amount represents the estimated value of two years of welfare benefit continuation.

        None of our NEOs are entitled to payment of any benefits in connection with a termination "for cause." In the event of a "for cause" termination, all stock options, including the vested portion, issued under the 2010 Equity Plan are forfeited and all unvested restricted stock awards issued under the 2010 Equity Plan are also forfeited.

 Change in Control

        None of our NEOs are entitled to payment of any benefits or automatic early vesting of awards as a result of a change in control of the Company. GGP's 2010 Equity Plan provides that upon a "change in control" of the Company (as defined in the 2010 Equity Plan), the Compensation Committee may make adjustments to the terms and conditions of outstanding awards in its discretion, including, acceleration of vesting and exercisability of awards, substitution of awards with substantially similar awards and cancellation of awards for fair value.

Employment Arrangements for Executive Officers

        The following is a summary of the Company's employment agreements or arrangements with the NEOs.

        Sandeep Mathrani.    On October 27, 2010, the Company entered into an employment agreement with Sandeep Mathrani, pursuant to which Mr. Mathrani agreed to serve, for an initial five-year term commencing on January 17, 2011, as Chief Executive Officer of the Company. The term of the agreement automatically renews for additional one-year periods thereafter unless either party provides notice of non-renewal at least 90 days prior to the end of the initial term or renewal term, as applicable. Mr. Mathrani served as a consultant to our Company from October 27, 2010 to January 16, 2011. The Company agreed, pursuant to his employment agreement, to nominate Mr. Mathrani to the Company's Board of Directors for so long as Mr. Mathrani serves as Chief Executive Officer of the Company. The employment agreement further provides for a $1,000,000 signing bonus, reimbursement of reasonable relocation expenses up to $350,000, an annual base salary of $1,200,000 and a target annual bonus of $1,500,000, including a guaranteed minimum annual bonus of $1,000,000 for the 2011 and 2012 calendar years.

        In accordance with the terms and conditions of the employment agreement, (i) the Company granted to Mr. Mathrani on the Effective Date, an Award of 1,500,000 shares of restricted common stock, which, as amended, vests over four years from the grant date, and (ii) pursuant to a non-qualified stock option award agreement, on October 27, 2010, the Company granted to Mr. Mathrani an Award of options to acquire 2,000,000 shares of common stock, which vests over four years from the grant date. The options have an exercise price of $9.69 per share. The restricted stock and options were awarded pursuant and subject to the terms and conditions of the 2010 Equity Plan. Commencing in 2012, Mr. Mathrani became entitled to receive, on an annual basis, at his election, either options to purchase an additional number of shares of common stock equal to five times his previous year's annual base salary divided by the then current trading price of common stock, or shares of restricted stock of equivalent value (based on the Black Scholes pricing model).

        If the Company terminates Mr. Mathrani's employment without "cause" or does not renew the employment agreement following the initial term, or if Mr. Mathrani terminates his employment for "good reason," (as each such terms are defined in his employment agreement) then Mr. Mathrani is eligible to receive two years of salary continuation, two times his annual bonus for the previous year, pro rata annual bonus for the year of termination (based on his annual bonus for the previous year), full vesting of the Awards described above, vesting of the portion of the annual Awards that would otherwise vest during the two year period following termination and two years of welfare benefit continuation. If Mr. Mathrani's employment is terminated due to death or disability, then Mr. Mathrani is eligible to receive pro rata annual bonus for the year of termination (based on his annual bonus for the previous year) and full vesting of all Awards.

        Other NEOs.    All of the Company's executive officers, except for our Chief Executive Officer Sandeep Mathrani, are "at will" employees. We have no written or oral employment agreements with these executive officers. All of the compensation arrangements we have with these executive officers are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors.

        Although Messrs. Khan, Barocas, Berman and Pesin are at-will employees, each is eligible to receive severance payments if his employment is terminated by us without cause. For Mr. Khan, the severance payment is equal to his annual base salary plus a pro rata annual bonus for the year of termination (based on the target bonus for the current year). For Messrs. Barocas and Pesin, the severance payment is equal to six months of the officers' annual base salary plus a pro rata annual bonus for the year of termination (based on the target bonus for the current year). If Mr. Berman is terminated by the Company without cause prior to the vesting of his initial Award of 400,000 stock options, Mr. Berman will be eligible to receive the following benefits: (i) a severance payment equal to two years' base salary and bonus (based on the target bonus for the current year); (ii) the initial Award of 50,000 shares of restricted stock will vest immediately; and (iii) 80,000 stock options of his initial Award of 400,000 stock options shall vest on the termination date.

Compensation Committee Interlocks and Insider Participation

        The following directors served as members of the Compensation Committee during 2013: J. Bruce Flatt, Mary Lou Fiala, John K. Haley, Daniel B. Hurwitz, Cyrus Madon, and John G. Schreiber. No member of the Compensation Committee was an officer or employee of the Company during fiscal year 2013, and no member of the Compensation Committee was formerly an officer of the Company. Other than as disclosed under "Certain Relationships and Related Party Transactions" above, with respect to Brookfield (of which Mr. Flatt is a Chief Executive Officer of Brookfield Asset Management), no other member of the Compensation Committee was a party to any disclosable related party transaction involving the Company. During fiscal year 2013, none of our executive officers served on the compensation committee or board of directors of any other company that has or had executive officers serving as members of the Board of Directors, or the Compensation Committee of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our common stock and Series A preferred stock by certain persons as of March 17, 2014. In the case of persons other than our executive officers and directors or where we have received additional information from the beneficial owner, the information presented in this table is based upon the most recent filings with the SEC. The table lists the applicable percentage ownership based on 883,686,521 shares of common stock and 25,000,000 shares of Series A preferred stock outstanding as of March 17, 2014. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 17, 2014 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding these options or warrants, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise noted, the address for each reporting person below is c/o General Growth Properties, Inc., 110 North Wacker Drive, Chicago, Illinois 60606.

        The table below sets forth such estimated beneficial ownership for:

  •
  each stockholder that is known to us to be a beneficial owner of more than 5% of the Company's outstanding common stock or Series A Preferred Stock;

  •
  each director and director nominee;

  •
  each NEO; and

  •
  all directors and executive officers as a group.

	Common Stock			Series A Preferred Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class	Number of Shares Beneficially Owned		Percent of Class
Beneficial Owners of in excess of 5% of our common stock:
Brookfield(1)	396,139,755		40.9%	—		—
The Vanguard Group(2)	60,610,950		6.9%	—		—
Directors and Named Executive Officers:
Sandeep Mathrani, Chief Executive Officer and Director	3,734,419	(3)(4)	*	—		—
Michael B. Berman, Executive Vice President and Chief Financial Officer	308,294	(3)(4)	*	—		—
Shobi Khan, Executive Vice President and Chief Operating Officer	422,486	(4)	*	—		—
Alan J. Barocas, Senior Executive Vice President, Leasing	526,604	(4)	*	—		—
Richard S. Pesin, Executive Vice President, Anchors, Development and Construction	526,604	(4)	*	—		—
Richard B. Clark, Director(1)	—		*	—		—
Mary Lou Fiala, Director	29,431	(3)	*	—		—
J. Bruce Flatt, Director(1)	—		*	—		—
John K. Haley, Director	48,081	(3)	*	—		—
Daniel B. Hurwitz, Director	13,989	(3)	*	—		—
Brian W. Kingston, Director(1)	—		*	—		—
David J. Neithercut, Director	41,711	(3)	*	—		—
Mark R. Patterson, Director	22,665	(3)	*	—		—
All directors and executive officers as a group (15 persons)	5,892,920	(3)(4)	*	4,750	(5)	*

*
Represents beneficial ownership of less than 1%.

(1)
According to the Schedule 13D Amendment that was filed on February 18, 2014, the following Brookfield entities may be deemed to constitute a "group" within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder and each member of the "group" may be deemed to beneficially own all shares of common stock and warrants held by all members of the "group": Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings II Sub II LLC, Brookfield Retail Holdings III Sub II LLC, Brookfield Retail Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC, Brookfield Retail Holdings IV-D Sub II LLC, Brookfield Retail Holdings Warrants LLC, Brookfield Asset Management Inc., Partners Limited, Brookfield Holdings Canada Inc., Brookfield Asset Management Private Institutional Capital Adviser US, LLC, Brookfield Property Partners Limited, Brookfield Property Partners L.P., Brookfield Property L.P., Brookfield US Holdings Inc., Brookfield US Corporation, Brookfield BPY Holdings (US) Inc., BPY Canada Subholdings 1 ULC, BPY Canada Subholdings 2 ULC, BPY Canada Subholdings 3 ULC, BPY Canada Subholdings 4 ULC, Brookfield BPY Retail Holdings I LLC, Brookfield BPY Retail Holdings II LLC, Brookfield BPY Retail Holdings III LLC, Brookfield BPY Retail Holdings Sub I LLC, BPY Retail III LLC, BPY Retail IV LLC and BW Purchaser LLC. Accordingly, each of the above Brookfield entities may be deemed to beneficially own 396,139,755 shares of the Company's common stock (which includes the 85,084,391 shares of the Company's common stock issuable upon exercise of the warrants), constituting beneficial ownership of 40.9% of the shares of the Company's common stock. The following Brookfield entities beneficially own more than 5% of the outstanding shares of the Company's common stock in the following amounts: (i) Brookfield Retail Holdings VII LLC beneficially owns 79,094,965 shares of the Company's common stock, constituting beneficial ownership of 9.0% of the shares of the Company's common stock, (ii) Brookfield BPY Retail Holdings Sub I LLC beneficially owns 78,576,045 shares of the Company's common stock (which includes the 25,575,634 shares of the Company's common stock issuable upon exercise of the warrants), constituting beneficial ownership of 8.6% of the shares of the Company's common stock, and (iii) BPY Retail IV LLC beneficially owns 61,444,210 shares of the Company's common stock, constituting beneficial ownership of 7.0% of the shares of the Company's common stock. By virtue of the various agreements and arrangements among the Brookfield entities, Future Fund Board of Guardians and/or Revere Holdings Limited may be deemed to be members of a "group" with certain Brookfield entities. Each of Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings II Sub II LLC, Brookfield Retail Holdings III Sub II LLC, Brookfield Retail Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC, Brookfield Retail Holdings IV-D Sub II LLC, Brookfield Retail Holdings Warrants LLC (collectively, the "Investment Vehicles") expressly disclaims, to the extent permitted by applicable law, (a) beneficial ownership of any shares of the Company's common stock and warrants beneficially owned by each of the other Investment Vehicles and (b) beneficial ownership of any shares of the Company's common stock beneficially owned by BW Purchaser LLC and/or Revere Holdings Limited. The address of each such Brookfield managed entity is c/o Brookfield Retail Holdings VII LLC, 4 Brookfield Place, 250 Vesey Street, New York, New York 10281-1021.

(2)
Based solely on information provided by The Vanguard Group in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2014. The Vanguard Group has the sole power to vote 1,519,866 shares of common stock and dispose of 59,332,710 shares of common stock.

(3)
Includes shares of restricted stock which have not yet vested. These amounts are as follows: Mr. Mathrani, 1,000,000 shares; Mr. Berman, 16,667 shares; Ms. Fiala, 4,367 shares; Mr. Haley, 3,743 shares; Mr. Hurwitz, 9,146 shares; Mr. Neithercut, 6,550 shares; and Mr. Patterson, 4,367 shares.

(4)
Includes shares of our common stock that such person has a right to acquire within 60 days after March 31, 2014 pursuant to stock options granted under our incentive plans. These amounts are as follows: Mr. Mathrani, 2,132,940 shares; Mr. Berman, 254,736 shares; Mr. Khan, 398,947 shares; Mr. Barocas, 423,157 shares; Mr. Pesin, 423,157 shares; and all other executive officers, 214,578 shares.

(5)
Includes 4,000 shares of Series A Preferred Stock held by Mr. Levine and 750 shares of Series A Preferred Stock held by Mr. Thurston.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements during fiscal 2013, except for a (i) Form 5 filed for Mr. Levine on February 14, 2014 that included a transaction that should have been reported by February 8, 2013 and (ii) Form 5 filed for Mr. Thurston on February 14, 2014 that included a transaction that should have been reported by May 7, 2013.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2013 with management.

        The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed under applicable Public Company Accounting Oversight Board ("PCAOB") standards.

        The Audit Committee has also received the written disclosures and the letter from the independent registered public accountants required by the PCAOB regarding the independent accountant's communication with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the issue of their independence.

        Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

John K. Haley (Chair)
David J. Neithercut
Mark R. Patterson

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends a vote
FOR this proposal (Item 2 on the Proxy Card).

        The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2014 and the effectiveness of the Company's internal control over financial reporting as of December 31, 2014. The Board has ratified this selection. Deloitte & Touche LLP, an independent registered public accounting firm, also served as the Company's independent registered public accounting firm for the fiscal years ended December 31, 2001 through 2013. We are submitting the selection of independent registered public accounting firm for stockholder ratification at the Annual Meeting. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and the Board are requesting that the stockholders ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

        Although ratification by stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined that a policy of requesting ratification by stockholders of its selection of an independent registered public accounting firm is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee may reconsider the selection of Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

        Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

Auditor Fees and Services

        The following table presents the fees paid by the Company to its independent registered public accounting firm, Deloitte & Touche LLP, for the audits of the Company's consolidated financial statements for the fiscal years ended December 31, 2013, 2012, and 2011 and the effectiveness of the Company's internal control over financial reporting, and fees billed for other services rendered by Deloitte & Touche LLP and its affiliates for those periods. Audit fees consisted principally of the audits of the Company's annual consolidated financial statements, internal control over financial reporting, the audit of GGP-TRC, LLC (in 2011 and 2012), reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q, comfort letters, and reviews of other filings or registration statements under the Securities Act of 1933 and Securities Exchange Act of 1934. The 2013 and 2012 audit-related fees consisted primarily of various audits of individual or portfolios of properties to comply with lender, joint venture partner or tenant requirements. The 2013 and 2012 audit fees exclude $59,000 and $98,000, respectively, related to consents provided for the 2012 and 2011 consolidated financial statements of the Company included in registration statements under the Securities Act of 1933 of Brookfield Property Partners L.P. ("BPY"); such fees were reimbursed by BPY. The 2013 fees also exclude $75,000 related to consents and comfort letters provided for the 2012 consolidated financial statements of the Company included in registration statements under the Securities Act of 1933 related to the sale of shares held by affiliates of the Blackstone Group ("Blackstone"); such fees were reimbursed by Blackstone. The 2011 audit related fees consisted primarily of carve-out audits of Rouse Properties, Inc. for the years ended 2008, 2009, and 2010 and various audits of individual or portfolios of properties to comply with lender, joint venture partner or tenant requirements. Tax services consisted principally of services necessitated by the Company's ongoing tax compliance requirements. Tax services provided in 2012 primarily relate to the 2011 tax reporting year. All Other fees for 2011 relate to information technology advisory services.

	2013	2012	2011
Audit Fees	$2,846,000	$3,053,000	$2,800,000
Audit-Related Fees	$711,000	$873,000	$1,741,200
Tax Fees	$866,000	$969,000	$1,129,134
All Other Fees	$—	$—	$228,000

Audit Committee's Pre-Approval Policies and Procedures

        The Audit Committee charter requires the Audit Committee to pre-approve all auditing services and permitted non-audit services (including the fees and terms associated with such services) to be provided by the Company's independent auditor, subject to certain de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit. Pre-approval is typically provided at regularly scheduled Audit Committee meetings, but the Audit Committee has delegated to its Chair the authority to grant pre-approval for specified matters between meetings as necessary, provided the matter is then presented to the full Audit Committee at the next scheduled meeting. The Audit Committee has granted pre-approval for routine and recurring audit, non-audit and tax services, in each case with fees less than $50,000. Under the policies adopted by the Audit Committee, if the invoice for a previously approved service materially exceeds the estimated fee or range of fees, the Audit Committee or its Chair must approve such excess amount prior to payment of the invoice; the Company's independent auditors have been informed of this policy.

 PROPOSAL 3—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO
THE NAMED EXECUTIVE OFFICERS

The Board of Directors unanimously recommends a vote
FOR this proposal (Item 3 on the Proxy Card).

        Recently enacted federal legislation (Section 14A of the Exchange Act) requires that we provide in this Proxy Statement for a non-binding stockholder advisory vote on our executive compensation as described in this Proxy Statement (commonly referred to as "say-on-pay"). This vote will provide us with information regarding investor sentiment about our executive compensation program. The Compensation Committee will be able to consider this say-on-pay when determining executive compensation for the remainder of 2014 and beyond.

        We encourage stockholders to review the Compensation Discussion and Analysis section, which discusses our compensation policies and programs for 2013. For 2013, our executive compensation program was designed to pay for performance and align our compensation programs with business strategies focused long-term growth and creating value for stockholders while also paying competitively and focusing on the total compensation perspective. We feel this design is evidenced by the following:

  •
  We provide a significant portion of our total compensation in the form of performance-based compensation.

  •
  Our annual performance-based bonus is based on the achievement of corporate financial measures, such as adjusted EBITDA, and individual goals and objectives that promote the Company's success.

  •
  Our long-term incentive opportunities are based on achieving long-term stockholder value.

  •
  The Compensation Committee retains discretion over annual performance-based bonuses and performance share grants applicable to the named executive officers and has exercised such discretion to limit the amount that would otherwise have been payable under such awards.

  •
  We provide a mix of short-term and long-term and cash and non-cash compensation that we believe allows us to strike a balance between offering competitive executive compensation packages and aligning executive officer compensation with business strategies focused on long-term growth and creating value for stockholders.

        The Board strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor of the following resolution:

    RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the SEC's rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is, hereby approved on an advisory basis.

        The vote on the resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers. Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

 ADDITIONAL INFORMATION

Stockholder Communications with the Board

        Stockholders or other interested persons wishing to communicate with members of the Board may contact them by writing to them, c/o Corporate Secretary, at our principal executive offices at 110 North Wacker Drive, Chicago, Illinois 60606. Correspondence may be addressed to the independent directors as a group, the entire Board or one or more individual members of the Board, at the election of the sender. Any such communication will be promptly distributed to the director or directors named therein. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the recipient considers to be important for all directors to know.

Electronic Access to Proxy Materials and Directions

        Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of proxy materials, the Company's proxy materials, including this Proxy Statement and our Annual Report, are available for you to review online. To request a paper copy of proxy materials, please call 1-800-579-1639, or you may request a paper copy by email at sendmaterial@proxyvote.com, or by logging onto www.proxyvote.com.

        For directions to the Annual Meeting site, please visit our website at: www.ggp.com.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials), addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of banks and brokers with account holders who are beneficial holders of the Company's common stock will be householding the Company's Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials). If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable), please notify your bank or broker, or contact Broadridge Financial Solutions, Inc., toll-free at 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The Company undertakes, upon oral or written request, to deliver promptly a separate copy of the Company's Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable) to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable) at their address and would like to request householding of their communications should contact their bank or broker or Investor Relations at the contact address and telephone number provided above.

The Annual Report

        The Company's Annual Report for fiscal year 2013 is available for viewing on the Company's website www.ggp.com under "Investors—Financial Information." Please read it carefully.

 Annual Report on Form 10-K

        The Company filed with the SEC an annual report on Form 10-K for fiscal year ended December 31, 2013. Stockholders may obtain a copy, without charge, by visiting the Company's website at www.ggp.com.

        The Company will provide a copy of the fiscal year 2013 annual report on Form 10-K, including the financial statements and financial schedule, upon written request to the Corporate Secretary, at our principal executive offices at 110 North Wacker Drive, Chicago, Illinois 60606. Additionally, we will provide copies of the exhibits to the annual report on Form 10-K upon payment of a reasonable fee (which will be limited to our reasonable expenses in furnishing such exhibits).

Stockholder Proposals and Nomination of Directors at the 2015 Annual Meeting of Stockholders

        If a stockholder intends to present any proposal for inclusion in the Company's proxy statement in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 ("Rule 14a-8"), it must be received at our principal executive offices no later than December 2, 2014. This notice must be in writing, must include any additional information and materials required by our bylaws, and must comply with the other provisions of Rule 14a-8.

        Under our Amended and Restated Bylaws ("Bylaws"), nominations for director and any other business proposal may be made by a stockholder entitled to vote at the 2015 Annual Meeting of Stockholders who delivers written notice, along with the additional information and materials required by our Bylaws, to our Corporate Secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of this year's annual meeting. As specified in the Bylaws, different notice deadlines apply in the case of a special meeting, when the date of an annual meeting is more than 30 days before or more than 70 days after the first anniversary of the prior year's meeting, or when the first public announcement of the date of an annual meeting is less than 100 days prior to the date of such annual meeting. Accordingly, for our annual meeting in the year 2015, we must receive this notice on or after January 16, 2015, and on or before February 15, 2015. You may obtain a copy of our Bylaws by writing to our Corporate Secretary. A matter submitted to us in accordance with our Bylaws may be presented at next year's annual meeting, but we are not required to include any such matter in our proxy statement unless the submission also complies with Rule 14a-8. However, the persons named in the proxy for next year's annual meeting will not have discretionary authority to vote with respect to the matter submitted unless we state in the proxy statement the nature of the matter and how the persons named in the proxy intend to vote with respect to the matter. Any matter which is not timely submitted to us in accordance with the requirements of our Bylaws may not be acted upon at the meeting.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: GENERAL GROWTH PROPERTIES, INC. M72566-P45527 GENERAL GROWTH PROPERTIES, INC. 110 N. WACKER DR. CHICAGO, IL 60606 WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by General Growth Properties, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTING INSTRUCTIONS Your vote also constitutes voting instructions with respect to any shares held in the General Growth 401(k) Savings Plan (the "Savings Plan"). If no instructions are received by 5:00 p.m. Eastern Time on May 13, 2014, shares of stock held in the Savings Plan will be voted in the same proportion as votes received from other participants in the Savings Plan. You can view the Annual Report and Proxy Statement on the Internet at www.proxyvote.com Please indicate if you plan to attend this meeting. 3. Approval, on an advisory basis, of the compensation paid to the named executive officers. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. For address changes, please check this box and write them on the back where indicated. 1. ELECTION OF DIRECTORS Nominees: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3. (Please date and sign this proxy exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.) 2. Ratification of the selection of independent registered public accounting firm. 1a. Richard B. Clark 1d. John K. Haley 1g. Sandeep Mathrani 1b. Mary Lou Fiala1e. Daniel B. Hurwitz 1h. David J. Neithercut 1c. J. Bruce Flatt 1f. Brian W. Kingston 1i. Mark R. Patterson ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain ! ! ! ! ! ! ! ! ! For Against Abstain Yes No

M72567-P45527 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Admission Ticket General Growth Properties, Inc. Admission Ticket Admission Ticket Annual Meeting of Stockholders Date – May 16, 2014 Time – 9:00 a.m., local time Location – 110 North Wacker Drive Chicago, Illinois 60606 ADMITTANCE WILL BE DENIED WITHOUT A TICKET Address Changes: ________________________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes above, please mark corresponding box on the reverse side.) GENERAL GROWTH PROPERTIES, INC. PROXY This Proxy is solicited on behalf of the Board of Directors Sandeep Mathrani and Stacie L. Herron, and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote and act as proxy with respect to all shares of common stock, $0.01 par value, of GENERAL GROWTH PROPERTIES, INC., standing in the name of the undersigned on the Company's books at the close of business on March 17, 2014, at the Annual Meeting of Stockholders to be held at the Company's principal executive offices, 110 North Wacker Drive, Chicago, Illinois, at 9:00 a.m., local time, on May 16, 2014, or at any postponement(s) or adjournment(s) thereof, as follows: The powers hereby granted may be exercised by any of said attorneys or proxies or their substitutes present and acting at the above-described Annual Meeting of Stockholders or any postponement(s) or adjournment(s) thereof, or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. This proxy also serves as a voting instruction card to the Trustee of the General Growth 401(k) Savings Plan (the "Savings Plan"). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD (PROPOSAL 1), FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2), AND FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS (PROPOSAL 3), AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, AND, IN THE CASE OF SHARES HELD IN THE SAVINGS PLAN, IN ACCORDANCE WITH THE TERMS OF SUCH SAVINGS PLAN. IF YOU PLAN TO ATTEND THE MEETING